Exhibit 10.6
Execution Version
ASSET PURCHASE AGREEMENT
DATED OCTOBER 31, 2005
among
CMP KC CORP.
as BUYER,
and
1051FM, LLC,
SUSQUEHANNA KANSAS CITY PARTNERSHIP
and
SUSQUEHANNA RADIO CORP.
as SELLERS

TABLE OF CONTENTS

SECTION 1 CERTAIN DEFINITIONS	1

1.1 Terms Defined in this Section	1
1.2 Terms Defined Elsewhere in this Agreement	9

SECTION 2 EXCHANGE AND TRANSFER OF ASSETS; ASSET VALUE	11

2.1 Agreement to Exchange and Transfer	11
2.2 Excluded Assets	12
2.3 Purchase Price	13
2.4 Closing Payment; Escrow Amount	13
2.5 Certain Closing Adjustments	13
2.6 Assumed Obligations	15
2.7 Assignments of Assumed Contracts	16
2.8 Certain Debt, Payables and Expenses	16
2.9 Escrow Agreement	16

SECTION 3 REPRESENTATIONS AND WARRANTIES OF SELLERS	16

3.1 Organization and Good Standing	17
3.2 Enforceability; Authority; No Conflict	18
3.3 Capitalization	19
3.4 Financial Statements	19
3.5 Books And Records	20
3.6 Condition of Tangible Personal Property	20
3.7 Owned Real Property	20
3.8 Leased Real Property	20
3.9 Title to Real and Tangible Personal Property; Encumbrances	21
3.10 Condition of Facilities	22
3.11 Commission Authorizations	22
3.12 Insolvency	23
3.13 Intellectual Property Assets	23
3.14 Taxes	24
3.15 Employee Benefits	24
3.16 Labor and Employment Matters	25
3.17 Compliance With Legal Requirements; Governmental Authorizations	26
3.18 Legal Proceedings; Orders	26
3.19 Absence of Certain Changes and Events	27
3.20 Material Contracts	28
3.21 Insurance	29
3.22 Environmental Matters	30
3.23 Relationships With Related Persons	31
3.24 Brokers or Finders	31

SECTION 4 REPRESENTATIONS AND WARRANTIES OF BUYER	31

4.1 Organization, Standing and Authority	31
4.2 Authorization and Binding Obligation	31
4.3 Absence of Conflicting Agreements and Required Consents	32

(i)

4.4 Brokers	32
4.5 Qualifications of Buyer	32
4.6 Certain Proceedings	32

SECTION 5 OPERATION OF THE STATIONS PRIOR TO CLOSING	33

5.1 Contracts	33
5.2 Compensation and Benefits	33
5.3 Encumbrances	34
5.4 Dispositions	34
5.5 Access to Information	34
5.6 Insurance	34
5.7 Governmental Authorizations	34
5.8 Obligations	35
5.9 No Inconsistent Action	35
5.10 Maintenance of Assets	35
5.11 Consents	35
5.12 Books and Records	35
5.13 Cooperation, Notification	35
5.14 Financial Information	36
5.15 Compliance with Laws	37
5.16 Preservation of Business	37
5.17 Litigation	37
5.18 Accounting	37
5.19 Capital Expenditures	37
5.20 Station Formats	38
5.21 Promotions	38

SECTION 6 SPECIAL COVENANTS AND AGREEMENTS	38

6.1 FCC Consent	38
6.2 HSR Act	39
6.3 Risk of Loss	39
6.4 Confidentiality	39
6.5 Cooperation	39
6.6 Control of the Stations	40
6.7 Allocation of Purchase Price	40
6.8 Access to Books and Records	40
6.9 Employee and Employee Benefits	40
6.10 Public Announcements	42
6.11 Bulk Sales Law	42
6.12 Title Insurance	42
6.13 Tax Matters	42
6.14 Employee Withholding and Reporting Matters	43
6.15 No Shop	44
6.16 Disclosure Schedules	44

SECTION 7 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER	44

7.1 Conditions to Obligations of Buyer	44

(ii)

7.2 Conditions to Obligations of Sellers	46

SECTION 8 CLOSING AND CLOSING DELIVERIES	46

8.1 Closing	46
8.2 Deliveries by Sellers	47
8.3 Deliveries by Buyer	48

SECTION 9 TERMINATION	49

9.1 Termination by Mutual Consent	49
9.2 Termination by Either Party	49
9.3 Termination by Sellers	50
9.4 Termination by Buyer	50
9.5 Automatic Termination	50
9.6 Rights on Termination	50
9.7 Survival	51

SECTION 10 SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES	51

10.1 Survival	51
10.2 Indemnification by Sellers	51
10.3 Indemnification by Buyer	52
10.4 Third Party Claim Indemnification Procedure	53
10.5 Consequential Damages	55
10.6 Payments	55
10.7 Characterization of Indemnification Payments	56
10.8 Remedies	56

SECTION 11 MISCELLANEOUS	56

11.1 Fees and Expenses	56
11.2 Notices	56
11.3 Benefit and Binding Effect	57
11.4 Further Assurances	57
11.5 Governing Law; Jurisdiction; Service of Process	58
11.6 Waiver of Jury Trial	58
11.7 Entire Agreement	58
11.8 Waiver of Compliance; Consents	58
11.9 Severability	59
11.10 Drafting	59
11.11 Headings	59
11.12 Counterparts	59
11.13 Use of Terms	59
11.14 Schedules	59

(iii)

LIST OF EXHIBITS

Exhibit 2.6	Form of Assignment and Assumption Agreement

Exhibit 2.9	Form of Escrow Agreement

(iv)

LIST OF SCHEDULES

Schedule 1.1(a)	Knowledge of Sellers
Schedule 2.2(i)	Excluded Assets
Schedule 2.5(a)	Sample Net Working Capital Calculation
Schedule 3.1(a)(ii)	Foreign Qualifications of Susquehanna
Schedule 3.1(b)(i)	Other Entities Owned Directly of Indirectly by Operating Sellers
Schedule 3.1(c)	Operations of Stations by Others Than Operating Sellers
Schedule 3.2(b)	Exceptions to Enforceability
Schedule 3.3	Operating Sellers’ Capitalization
Schedule 3.6	Tangible Personal Property
Schedule 3.7	Owned Real Property
Schedule 3.8	Real Property Leases
Schedule 3.9(a)	Real Estate Encumbrances
Schedule 3.9(b)	Non-Real Estate Encumbrances
Schedule 3.9(c)	Material Properties not Owned or Leased by Operating Sellers
Schedule 3.10	Encroachments
Schedule 3.11(a)	Commission Authorizations
Schedule 3.11(b)	Exception or Qualifications to Commission Authorizations for Stations
Schedule 3.13	Intellectual Property Assets
Schedule 3.14	Taxes
Schedule 3.15(a)	Employee Plans
Schedule 3.15(b)	Litigation with Respect to any Employee Plan
Schedule 3.16	Labor and Employment Matters
Schedule 3.17(a)	Compliance with Legal Requirements, Governmental Authorizations
Schedule 3.17(b)	Material Governmental Authorizations Other than Commission Authorizations
Schedule 3.18	Legal Proceedings, Orders
Schedule 3.19	Absence of Certain Changes and Events
Schedule 3.19(d)	2005 Capital Expenditure Plan
Schedule 3.20(a)	Material Contracts
Schedule 3.20(b)	Defaults in Material Contracts
Schedule 3.21	Material Insurance Policies
Schedule 3.22	Environmental Matters
Schedule 3.23	Relationships with Related Parties
Schedule 4.4	Buyer’s Broker
Schedule 4.5	Buyer’s Communications Act Qualifications
Schedule 5.1(c)	Additional Material Contracts
Schedule 5.19(a)	2006 Capital Expenditure Plan
Schedule 5.19(b)	Local Marketing Agreements
Schedule 6.7	Purchase Price Allocation Schedule
Schedule 6.9(c)	Severance Plans
Schedule 7.1(g)	Sellers’ Consents
Schedule 7.1(i)	Exceptions to Material Adverse Effect
Schedule 8.2(f)	Opinions of Sellers’ Counsel
Schedule 8.3(g)	Opinion of Buyer’s Counsel

(v)

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into on October 31, 2005 by and among CMP KC Corp., a Delaware corporation (“Buyer”), 1051FM, LLC, a Kansas limited liability company (“1051FM”) Susquehanna Kansas City Partnership, a Pennsylvania partnership (“Susquehanna”), and Susquehanna Radio Corp., a Pennsylvania Corporation (“Radio”) (each a “Seller” and collectively, “Sellers”; and 1051FM together with Susquehanna collectively the “Operating Sellers”).
R E C I T A L S:
     WHEREAS, Sellers operate radio broadcast stations KCMO-AM and KCMO-FM, Kansas City, Missouri, KCJK-FM, Garden City, Missouri and KCFX-FM, Harrisonville, Missouri (KCMO-AM, KCMO-FM, KCJK-FM and KCFX-FM, collectively, the “Stations”);
     WHEREAS, Susquehanna is the licensee of KCFX-FM, KCMO-AM, and KCMO-FM, pursuant to certain authorizations issued to it by the FCC;
     WHEREAS, 1051FM is the licensee of KCJK-FM, pursuant to certain authorizations issued to it by the FCC;
     WHEREAS, Susquehanna is a wholly-owned subsidiary of Radio, and 1051FM is a wholly-owned subsidiary of Susquehanna; and
     WHEREAS, the parties hereto desire to enter into this Agreement to provide for the sale, assignment and transfer by Sellers to Buyer of substantially all of the assets owned, leased or used by Sellers, in connection with the Business.
A G R E E M E N T S:
     In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:
SECTION 1
CERTAIN DEFINITIONS
     1.1 Terms Defined in this Section.
     The following terms, as used in this Agreement, have the meanings set forth in this Section:
     “Accountants” means independent certified public accountants.
     “Accounting Expert” means PricewaterhouseCoopers LLP, an independent registered public accounting firm as defined under the Exchange Act and, if PricewaterhouseCoopers LLP is not available or otherwise unable to perform its duties, another impartial nationally recognized firm of U.S. independent certified public accountants (other than Buyer’s Accountants or Seller’s

Accountants) appointed by Buyer’s Accountants and Seller’s Accountants jointly and reasonably acceptable to Buyer and Sellers.
     “Accounts Receivable” means the rights of Sellers with respect to accounts receivable of the Stations, as of the Closing Date, to payment in cash for the sale of advertising time and for the provision of other goods and services by the Stations.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors or other governing body of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person; and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner.
     “Applicable Employees” means all of the following:
     (a) All persons who are active Employees on the Closing Date, including Employees on vacation, Employees on a regularly scheduled day off from work and Employees on temporary leave for purposes of jury or annual two-week national service/military duty;
     (b) Employees who on the Closing Date are on nonmedical leave of absence; provided, however, that no such Employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Legal Requirements (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, educational leave, military leave with veteran’s reemployment rights under federal law, and personal leave, unless any of the foregoing is determined to be a medical leave); and
     (c) Employees who on the Closing Date are on disability or medical leave and for whom it has been 180 calendar days or less since their last day of active employment; provided, however, that no such Employee shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of Buyer.
     “Assumed Contracts” means (a) all Contracts set forth on Schedule 3.20, (b) Contracts entered into prior to the date of this Agreement with advertisers for the sale of advertising time or production services for cash at rates consistent with past practices, (c) Contracts entered into by any Operating Seller prior to the date of this Agreement which are not required to be included on Schedule 3.20 hereto, (d) any Contracts entered into by any Operating Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (e) other contracts entered into by any Operating Seller between the date of this Agreement and the Closing Date in compliance with Section 5.1.
     “Business” means the business and operations of the Stations.
     “Business Day” means any day other than (a) a Saturday or Sunday or (b) any other day on which banks in the city of New York are permitted or required to be closed.

     “Business Records” means all statements, books and financial reports, advertising reports, programming studies, consulting reports, marketing data, technical information specifications, engineering drawings and reports, manuals, computer programs, tapes and software, personnel records, marketing and listener lists, lists of vendors and other suppliers and other information in tangible form used in or related to the operations of the Business.
     “Closing” means the consummation of the sale and acquisition of the Assets pursuant to this Agreement on the Closing Date in accordance with the provisions of Section 8.1.
     “Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 8.1.
     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     “Commission Authorizations” means all licenses, permits, approvals, construction permits, and authorizations issued or granted by the FCC to any of the Operating Sellers, for the operation of, or used directly or indirectly in connection with the operation of the Stations (and any and all auxiliary and/or supportive transmitting and/or receiving facilities, boosters, and repeaters associated with the Stations), including, without limitation, all of those listed in Schedule 3.11(a) hereto, together with any and all renewals, extensions, or modifications thereof and additions thereto between the date of this Agreement and the Closing Date.
     “Communications Act” means the Communications Act of 1934, as amended.
     “Consents” means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.
     “Contracts” means all contracts, agreements, orders, commitments, arrangements and understandings, written or oral, to which either Operating Seller in connection with the Business or any Affiliate or predecessor thereof, is a party, including all leases, program licenses, contracts to broadcast products or programs on the Stations, and employment, confidentiality and indemnification agreements, advertising contracts, Real Property Leases and leases for Tangible Personal Property.
     “Debt” of any Person means all obligations (including premiums, breakage fees, prepayment penalties and accrued interest) of such Person for borrowed money, all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, all such obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable in the Ordinary Course of Business), all obligations of such Person under any lease of any property (whether real, personal or mixed) which is or should be accounted for as a capital lease on the balance sheet of that Person in accordance with GAAP, all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, letter of credit, guaranty or similar instrument, all overdraft obligations, and all similar obligations of other Persons secured by an Encumbrance on any asset of such Person.

     “Employees” means all employees of the Sellers who are currently employed primarily in the conduct of the Business. “Employees” does not include any individual performing services in connection with the Business who Sellers have classified as an independent contractor as of immediately prior to the Closing.
     “Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, defect in title, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
     “Environmental Laws” means any Legal Requirement (including common law), Governmental Authorization or agreement with any Governmental Body or third party relating to (i) the protection of the environment or human health and safety (including air, surface water, ground water, drinking water supply, and surface or subsurface land or structures), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Material or (iii) noise or odor.
     “Environmental Complaint” means any claim, lawsuit, complaint, administrative or judicial order, citation or other written communication, whether from a governmental authority, citizens group, employee or other person with regard to Environmental Liabilities or any environmental, health, or safety matter affecting or relating to any of the Real Property or the operation of the Stations.
     “Environmental Liabilities” means any loss, liability, Environmental Complaint, damage, injury, fine, penalty, cost or expense (including attorneys’ fees) arising from or in connection with (i) the use, management, treatment, handling, disposal, transport, storage, spill, escape, leakage, emission, release, discharge or presence of any Hazardous Substance on, at, from or under any of the Real Property on or prior to the Closing Date; (ii) the failure to obtain any license or permit required in connection with any such Hazardous Substance on or prior to the Closing Date; (iii) any noncompliance with any Environmental Laws, and/or any Environmental Complaint on or prior to the Closing Date; or (iv) the remediation, cleanup or investigation of any release, spill, discharge or disposal of Hazardous Substance at or from the Real Property relating to conditions or circumstances existing on or prior to the Closing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Excluded Tangible Personal Property” means those assets listed Schedule 2.2(i).
     “Existing Stockholders” means the Persons having beneficial or record ownership of the capital stock of Susquehanna Pfaltzgraff Co., a Delaware corporation, immediately prior to the Closing.
     “FAA” means the Federal Aviation Administration.

     “FCC” means the Federal Communications Commission.
     “FCC Consents” means action by the FCC granting the Assignment Applications and providing its consent to the assignment of the Commission Authorizations by Sellers to Buyer as contemplated by this Agreement.
     “FCC Logs” means all FCC logs and similar records that relate to the operation of the Stations.
     “Final Order” means an FCC Consent with respect to which no action, request for stay, petition for rehearing or reconsideration, appeal, request for stay or review by the FCC on its own motion is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired.
     “Financial Statements” means collectively the financial statements described in Section 3.4 and 5.13 hereof.
     “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.
     “Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.
     “Governmental Authorization” means all licenses (including Commission Authorizations), permits (including construction permits), certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals and issued by or obtained from a Governmental Body or pursuant to any Legal Requirement, excluding authorization, approvals or filings related to service marks, trademarks, patents or copyrights.
     “Governmental Body” means any domestic, foreign, federal, territorial, state or local government authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing with competent jurisdiction.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended, and all Legal Requirements promulgated pursuant thereto or in connection therewith.
     “Hazardous Materials” means and includes any and all pollutants, contaminants, hazardous substances or materials (as defined in any of the Environmental Laws), hazardous wastes, toxic pollutants, toxic substances (as defined in any of the Environmental Laws), deleterious substances, caustics, radioactive substances or materials, hazardous materials, and any and all other sources of pollution or contamination, or terms of similar import, that are identified, listed either individually or as part of a category or subcategory or regulated under any Environmental Law as any such Environmental Law existed prior to or as of the Closing Date (i.e., without regard to any amendment, modification or interpretation after the Closing Date in a manner increasing liabilities or obligations with respect to any such substance), and including crude oil or any fraction thereof, petroleum and its derivatives and by-products, natural or synthetic gas, any other hydrocarbons, heavy metals, asbestos, lead, lead-based paint, nuclear fuel and polychlorinated biphenyls.
     “Improvements” means all antenna towers, guy anchors, ground radials, buildings, structures, fixtures and improvements that are located on the Land, including those under construction.
     “Intangibles” means the call letters of the Stations, and all copyright registrations, trademarks, trademark registrations, patents, service marks, logos, slogans, jingles, service names, trade names, applications for any of the foregoing, domain names and names of web sites held or used in connection with the operation of the Stations and any licenses (other than for shrink-wrap software), and all goodwill associated with any of the foregoing.
     “Knowledge” means (i) with respect to Sellers, the collective actual knowledge the following officers of Radio: the President, the Senior Vice President/Controller, the Vice President/Administration and the Vice President/Director of Engineering, and the other persons identified on Schedule 1.1(a); and (ii) with respect to Buyer, the collective actual knowledge of Buyer’s executive officers.
     “Land” means all parcels and tracts of real property in which the Operating Sellers have a Real Property Interest.
     “Leased Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto leased or held by any Seller and used in the Business.
     “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, rule, statute or treaty.
     “Losses” means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties and costs and expenses (including reasonable attorneys’ fees and reasonable out of pocket disbursements).

     “Material Adverse Effect” means any change, event, circumstance or occurrence that individually or in the aggregate is (or would reasonably be expected to be) materially adverse to the condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Business, taken as a whole, or any material impairment or delay of Sellers’ ability to effect the Closing or to perform their respective obligations under this Agreement, other than any (i) change, event, circumstance, occurrence, impairment or delay occurring or arising after the date hereof (A) relating to any general, national, international or regional economic or financial conditions generally affecting the commercial radio broadcast industry that does not disproportionately (compared with other radio operators) affect the Business, (B) resulting from or otherwise attributable to the public announcement of the transaction contemplated by this Agreement or the identity of Buyer or the public announcement of any other transaction by Buyer, (C) relating to the radio industry generally due to competition from outside the terrestrial commercial radio broadcast industry that does not disproportionately (compared with other radio operators) affect the Business, (D) due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Buyer; or (E) any change, event, circumstance or occurrence described and referred to in Schedule 7.1(i); or (ii) change in a Legal Requirement or accounting standards or interpretations thereof that is of general application.
     “Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof by and among CMP Susquehanna Corp., CMP Merger Co., Susquehanna Pfaltzgraff Co. and the Stockholders’ Representative.
     “Net Working Capital” means all current assets of the Operating Sellers on a consolidated basis, minus all current liabilities of the Operating Sellers on a consolidated basis, determined in accordance with GAAP on a basis consistent with the preparation of the Balance Sheets, excluding cash, Tax assets and liabilities, any Excluded Liabilities, and any intercompany liabilities between Operating Sellers and any Affiliate or among the Operating Sellers. Current liabilities shall include (i) all amounts paid for the sale of airtime to be aired after the Closing Date and (ii) the value of any trade or barter received for airtime to be aired after the Closing Date.
     “Net Working Capital Target Amount” means Three Million One Hundred Forty Seven Thousand Two Hundred One Dollars ($3,147,201).
     “Order” means any order, decision, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
     “Ordinary Course of Business” means an action taken by a Person consistent in nature, scope and magnitude with the past practices of such Person and taken in the ordinary course of the normal, day-to-day operations of such Person.
     “Owned Real Property” means that certain parcel of real property and all buildings and other improvements thereon and appurtenant thereto owned by Sellers and used in the Business.
     “Permitted Encumbrances” means (i) the Real Estate Encumbrances, and (ii) the Non-Real Estate Encumbrances.

     “Person” means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Programs” means all computer systems (including without limitation, management information and order systems, hardware, software, servers, computers, printers, scanners, monitors, peripheral and accessory devices, and the related media, manuals, documentation, and user guides) of or used by or in the operation of the Business, all related claims, credits, and rights of recovery and set-off with respect thereto, and all of the right, title, and interest (including by reason of license or lease) of the Operating Sellers or the Stations in or to any software, computer program, or software product owned, used, developed, or being developed by or for any of the Stations or otherwise by the Operating Sellers, whether for internal use or for sale or license to others, and any software, computer program, or software product licensed by Sellers, and all proprietary rights of the Operating Sellers or the Stations, whether or not patented or copyrighted, associated therewith.
     “Real Property” means collectively the Owned Real Property and Leased Real Property.
     “Real Property Interests” means all interests in Owned Real Property and Leased Real Property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon and appurtenant thereto, owned or held by any Operating Seller or otherwise used in the Business, together with any additions, substitutions and replacements thereof and thereto between the date of this Agreement and the Closing Date.
     “Related Person” means (i) with respect to a particular individual, (a) each other member of such individual’s Family, (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family, (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest, and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity) and (ii) with respect to a specified Person other than an individual, (a) any Person that is an Affiliate of such specified Person, (b) any Person that holds a Material Interest in such specified Person, (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity), (d) any Person in which such specified Person holds a Material Interest, and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (i) the “Family” of an individual includes (a) the individual, (b) the individual’s spouse, (c) the individual’s mother, father, mother-in-law or father-in-law and (d) any other natural person who resides with such individual and (ii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment or into or out of any property.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933.
     “Tangible Personal Property” means all antennas, studio equipment, electrical devices, transmission equipment (including transmitter towers and transmitters), machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, spare parts, music libraries, vehicles and other items of tangible personal property of every kind owned or leased by an Operating Seller or used in the Business (wherever located and whether or not carried on the books of an Operating Seller), together with (i) all replacements thereof, additions and alterations thereto, and substitutions therefor, made between the date hereof and the Closing Date (ii) any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
     “Tax” means any foreign, United States federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, abandoned or unclaimed property, escheat, estimated, or other tax, fee, assessment, levy, tariff or charge of any kind whatsoever imposed by or under the authority of a Governmental Body, including any interest, penalty or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the liability of any other Person for any of the foregoing items.
     “Tax Return” means any return (including any amended return or information return), report, statement, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Transferred Employees” means those Applicable Employees who accept offers of employment with Buyer.
     “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law.
1.2 Terms Defined Elsewhere in this Agreement.
     For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
1051FM	Preamble
Accounting Expert	Section 2.5(e)
Agreement	Preamble
Assets	Section 2.1
Assignment and Assumption Agreement	Section 2.6
Assignment Applications	Section 6.1(b)
Assumed Liabilities	Section 2.6
Background Check	Section 6.9(a)
Balance Sheets	Section 3.4(a)
Base Purchase Price	Section 2.3
Buyer	Preamble
Buyer Documents	Section 4.1
Buyer Indemnified Parties	Section 10.2(a)
Buyer Plan	Section 6.9(c)
Claim Notice	Section 10.4(a)
Closing Date Financial Statements	Section 2.5(b)
Closing Payment	Section 2.4(a)
COBRA	Section 6.9(e)
Escrow Agreement	Section 2.9
Escrow Amount	Section 2.4(b)
ERISA Affiliate	Section 3.15(a)
Employee Plans	Section 3.15(a)
Escrow Account	Section 2.9
Escrow Agent	Section 2.9
Escrow Agreement	Section 2.9
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.6
Final Net Working Capital	Section 2.5(b)
Final Net Working Capital Adjustment Amount	Section 2.5(b)
Financing	Section 5.13
FMLA	Section 3.15(d)
HSR Filing	Section 6.2
Indemnified Parties	Section 10.3
Indemnifying Party	Section 10.4(a)
Intellectual Property Assets	Section 3.13
Interim Balance Sheets	Section 3.4(a)
MAC Notice	Section 9.3
Material Contract	Section 3.20(a)
Material Insurance Policies	Section 3.21
Non-Real Estate Encumbrances	Section 3.9(b)
Notice Period	Section 10.4(a)
Noticed MAC	Section 9.3
Operating Sellers	Preamble
Pending Applications	Section 3.11(a)

Term	Section
Preliminary Net Working Capital	Section 2.5(a)
Preliminary Net Working Capital Adjustment Amount	Section 2.5(a)
Purchase Price	Section 2.3
Purchase Price Allocation Schedule	Section 6.7
Real Estate Encumbrances	Section 3.9(a)
Real Property Leases	Section 3.8(a)
Review Period	Section 2.5(c)
Seller Indemnified Parties	Section 10.3
Sellers	Preamble
Seller Documents	Section 3.2(a)
Statement of Objections	Section 2.5(d)
Stations	Recitals
Susquehanna	Preamble
Third-Party Claim	Section 10.4(a)
SECTION 2
EXCHANGE AND TRANSFER OF ASSETS; ASSET VALUE
     2.1 Agreement to Exchange and Transfer.
     Subject to the terms and conditions set forth in this Agreement with respect to the Stations, the Operating Sellers hereby covenant and agree to sell, transfer, convey, assign and deliver to Buyer on the Closing Date, and Buyer covenants and agrees to acquire all of the Operating Sellers’ right, title and interest in and to all business, properties, assets, machinery, equipment, furniture, fixtures, franchises, goodwill and rights of the Operating Sellers, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried on or reflected on the books and records of the Operating Sellers, to the extent used, held for use, or necessary in connection with the conduct of the Business, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding Excluded Assets, free and clear of any Encumbrances (except for Permitted Encumbrances), including the following (collectively, the “Assets”):
     (a) The Tangible Personal Property;
     (b) The Real Property Interests;
     (c) The Governmental Authorizations and Pending Applications;
     (d) The Assumed Contracts;
     (e) The Intangibles;
     (f) The Accounts Receivable;
     (g) The Programs;
     (h) The FCC Logs;

     (i) All of Sellers’ proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints and schematics, including filings with the FCC, in each case to the extent relating to the Business;
     (j) All choses in action of any Seller relating to the Stations to the extent they relate to the period on or after the Closing Date;
     (k) All Business Records, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Stations;
     (l) All goodwill in and going concern value of the Stations; and
     (m) All of the Operating Sellers’ advance payments, prepaid expenses, deposits, claims for refunds, credits, rebates and rights to offset (other than refunds, credits, rebates and rights to offset related to Taxes and described in Section 2.2(f)).
     2.2 Excluded Assets.
     The Assets shall exclude the following (collectively, the “Excluded Assets”):
     (a) All of each of the Operating Sellers’ cash, cash equivalents and deposits, all interest payable in connection with any such items and rights in and to bank accounts, marketable and other securities and similar investments of the Operating Sellers;
     (b) Any insurance policies, promissory notes, amounts due to any Operating Seller from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto; provided, that in the event the Operating Sellers are obligated to assign to Buyer the proceeds of any such insurance policy or to cause the assignment of such proceeds at the time a Closing occurs under Section 6.3, such proceeds shall be included in the Assets;
     (c) Any Employee Plan;
     (d) All Tangible Personal Property disposed of or consumed in the Ordinary Course of Business as permitted by this Agreement;
     (e) All Tax Returns and supporting materials (including Tax software), all original financial statements and supporting materials, all books and records that the Operating Sellers are required by law to retain (provided that copies of the same are provided to Buyer), all of the Operating Sellers’ organizational documents, corporate books and records (including minute books and stock ledgers) and originals of account books of original entry, all records of the Operating Sellers relating to the sale of the Assets and all records and documents related to any assets excluded pursuant to this Section 2.2;
     (f) Any interest in and to any claims for refunds, credits, rebates and abatements of federal, state, or local franchise, income, or other Taxes for periods (or portions thereof) ending on or prior to the Closing Date and any net operating losses of Sellers;

     (g) Any Contracts which are not Assumed Contracts;
     (h) All rights of Sellers under or pursuant to this Agreement (or any other agreements contemplated hereby);
     (i) The assets listed on Schedule 2.2(i) hereto; and
     (j) All shares of capital stock, partnership interests, interests in limited liability companies or other equity interest, including, but not limited to, any options, warrants or voting trusts relating thereto which are owned by the Sellers and not expressly specified in Section 2.1.
     2.3 Purchase Price.
     Subject to and upon the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants, and agreements of Sellers contained herein, and in full payment for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets as described herein by Sellers, Buyer shall pay to Sellers an amount equal to (i) the sum of Sixty Million Dollars ($60,000,000) (the “Base Purchase Price”), (ii) plus or minus the Preliminary Net Working Capital Adjustment Amount, (iii) plus or minus the Final Net Working Capital Adjustment Amount (the “Purchase Price”), payable as provided in Section 2.4 below.
     2.4 Closing Payment; Escrow Amount.
     (a) At Closing, Buyer shall deliver to Sellers the Base Purchase Price, (ii) plus or minus the Preliminary Net Working Capital Adjustment Amount, (iii) minus the Escrow Amount (the “Closing Payment”).
     (b) On the Closing Date, Buyer shall deposit with the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement, One Million Eight Hundred Thousand Dollars ($1,800,000) (the “Escrow Amount”).
     2.5 Certain Closing Adjustments.
     (a) Preliminary Net Working Capital Adjustment. No later than twenty (20) calendar days before the Closing Date, Sellers shall prepare and deliver to Buyer an unaudited balance sheet, prepared in good faith in accordance with GAAP on a basis consistent with preparation of the Balance Sheets, estimated as of the Closing, pro forma as to, and giving effect for, any transactions or operations previously occurring or anticipated to occur subsequent to its preparation and on or before the Closing Date, along with the computation by Sellers of the Net Working Capital as reflected in such balance sheet (the “Preliminary Net Working Capital”), with such computation to be in the form of the sample calculation set forth in Schedule 2.5(a). Absent an objection of Buyer, delivered no later than five (5) calendar days prior to the Closing, as to such estimated balance sheet and Sellers’ computation of the Preliminary Net Working Capital, such estimate by Sellers of Preliminary Net Working Capital shall be used solely to effectuate the Closing and for calculation of the Closing Payment. Any objection by Buyer shall be made in good faith and be based on reasonable assumptions on specific facts and circumstances. Should Buyer issue such an objection, it shall provide in writing its proposed adjustment to the estimated balance sheet prepared by Sellers and computation of the

Preliminary Net Working Capital and such Buyer-adjusted amount shall be considered the Preliminary Net Working Capital solely to effectuate the Closing and for calculation of the Closing Payment. The “Preliminary Net Working Capital Adjustment Amount” shall mean the Preliminary Net Working Capital (so determined above) less the Net Working Capital Target Amount. If the Preliminary Net Working Capital Adjustment Amount is a positive number, it shall be added to the sub-items comprising the Closing Payment calculated in Section 2.4(a), and if the Preliminary Net Working Capital Adjustment Amount is a negative number, it shall be subtracted from such items.
     (b) Preparation of Closing Date Financial Statements. As soon as practicable, but in no event later than seventy-seven (77) calendar days after the Closing Date, Buyer shall cause Buyer’s Accountants to perform a review of the consolidated financial statements of Sellers as of the Closing Date, including a computation as of the Closing Date of Net Working Capital (the “Final Net Working Capital”) (the “Closing Date Financial Statements”). The Closing Date Financial Statements with respect to, as well as the financial information supporting the computations of the Final Net Working Capital, shall be prepared in accordance with GAAP, on a basis consistent with the preparation of the Balance Sheets. The Final Net Working Capital Adjustment Amount shall be determined by deducting the Preliminary Net Working Capital from the Final Net Working Capital (the “Final Net Working Capital Adjustment Amount”), subject to final determination of such amounts pursuant to this Section 2.5.
     (c) Examination by Sellers. Upon receipt of the Closing Date Financial Statements, the Sellers and the Sellers’ Accountants shall be permitted during the succeeding thirty (30) day period (the “Review Period”) full access at all reasonable times to: (i) the books and records and the personnel of the Business; (ii) the work papers prepared by Buyer’s Accountants to the extent that they relate to the Business; and (iii) such historical financial information (to the extent in Buyer’s possession) relating to the Operating Sellers as the Sellers may reasonably request for the purpose of reviewing the Closing Date Financial Statements.
     (d) Objection by the Sellers. On or prior to the last day of the Review Period, the Sellers may object to the Closing Date Financial Statements by delivering to Buyer a written statement setting forth a reasonably specific description of the Sellers’ objections to the Closing Date Financial Statements and any of the computations accompanying same (the “Statement of Objections”). If the Sellers fail to deliver the Statement of Objections within the Review Period, the Closing Date Financial Statements shall be deemed to have been accepted by the Sellers and the Final Net Working Capital, reflected in the Closing Date Financial Statements shall be used in computing the Final Net Working Capital Adjustment Amount. If the Sellers deliver the Statement of Objections within the Review Period, the Sellers and Buyer shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the Closing Date Financial Statements and the Final Net Working Capital reflected in the Closing Date Financial Statements with such changes as may have been previously agreed in writing by the Sellers and Buyers, shall be final and binding.
     (e) Resolution of Disputes. If the Sellers and Buyer shall fail to reach an agreement with respect to any of the matters set forth in the Statement of Objections, then such matters shall, not later than ten (10) Business Days after one of the parties affirmatively terminates discussions in writing with respect to the Statement of Objections, be submitted for resolution to the Accounting Expert who shall, acting as an expert and not as an arbitrator, resolve the disputes set forth in the Statement of Objections and make any adjustments to the Closing Date Financial Statements and the Final Net Working Capital reflected in the Closing Date Financial Statements. The parties hereto agree that all adjustments shall be made without regard to materiality. The Seller and Buyer and their respective Accountants shall each make readily available to the Accounting Expert all relevant work papers and books and records relating to the Business. The Accounting Expert shall make a determination as soon as practicable but in any event within thirty (30) calendar days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the dispute and its adjustments to the Closing Date Financial Statements and the Final Net Working Capital reflected in the Closing Date Financial Statements shall be conclusive and binding upon the parties hereto. The fees of the Accounting Expert shall be divided equally between the Sellers and Buyer.
     (f) Final Purchase Price Adjustments. Within five (5) Business Days of the final determination of the Closing Date Financial Statements (and the Final Net Working Capital included therein), the Buyer or Sellers, as applicable, shall pay, or cause to be paid, the Final Net Working Capital Adjustment Amount.
     2.6 Assumed Obligations.
     Buyer hereby covenants and agrees, at the Closing, to execute and deliver to Sellers an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), substantially in the form of Exhibit 2.6 hereto pursuant to which each of the Operating Sellers shall assign to Buyer its rights in the Assumed Contracts, and Buyer shall assume (a) all obligations arising under such Assumed Contracts after the Closing Date, but not as a result of any previous breach, or default thereof or performance thereunder, and (b) all current liabilities to the extent reflected in the calculation of the Final Net Working Capital (but only to the extent of the specific amounts reflected therein)(the “Assumed Liabilities”). Except as expressly provided in the Assignment and Assumption Agreement, Buyer shall not and does not assume any liability or obligation of any nature, known or unknown, fixed or contingent, legal, statutory, contractual or otherwise, disclosed or undisclosed, of Sellers or otherwise relating to or arising from the Assets or the Stations, or the ownership or operation thereof on or prior to the Closing Date (collectively the “Excluded Liabilities”), all of which shall be retained and discharged by Sellers. Excluded Liabilities include, without limitation, (i) all Environmental Liabilities; (ii) any and all liabilities for violations of Contracts, or Legal Requirements by Sellers which exist at or as of the Closing Date or which arise after the Closing Date but which are based upon or arise from any act, transaction, circumstance, sale or providing of air time, goods or services, state of facts or other condition which occurred or existed, or the content of any program, advertisement or transmission broadcast or aired, on or before the Closing Date, whether or not then known; (iii) any Debt, trade payable or accounts payable of Sellers to the extent not included in Assumed Liabilities; (iv) any obligations or liabilities of Sellers to any of their employees or to any other Person under any collective bargaining agreement, employment contract or Employee Plans, or for wages, salaries, other compensation or employee benefits, or with respect to compliance with applicable legal requirements relating to minimum wages, overtime rates, labor or employment; (v) any litigation arising from or relating to facts or circumstances existing as of the Closing Date or any conduct of Sellers; (vi) any liabilities in respect of or arising out of any and all Taxes of Sellers; (vii) any liabilities arising in connection with Excluded Assets; and (viii) any other liabilities of Sellers of any nature.
     2.7 Assignments of Assumed Contracts.
     Buyer and Sellers acknowledge that certain of the Assumed Contracts to be included in the Assets, and the rights and benefits thereunder necessary or appropriate or relating to the conduct of the business and activities of the Operating Sellers and/or any of the Stations, may not, by their terms, be assignable. Anything in this Agreement or in the Assignment and Assumption Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any such Assumed Contract, and Buyer shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights under any such Assumed Contract of Buyer or the Operating Sellers thereunder. In such event, Sellers will cooperate with Buyer to provide for Buyer all benefits to which either of the Operating Sellers is entitled under such Assumed Contracts, and Buyer agrees to perform all obligations accruing or arising after the Closing thereunder, but not as a result of any previous breach, or default thereof or performance thereunder (including subleasing or subcontracting, if permitted). Any transfer or assignment to Buyer by the Operating Sellers of any such Assumed Contract or any right or benefit arising thereunder or resulting therefrom which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. Each of Sellers will use its commercially reasonable efforts prior to, and if requested by Buyer after, the Closing Date to obtain all necessary consents to the transfer and assignment of Assumed Contracts.
     2.8 Certain Debt, Payables and Expenses.
     Prior to or contemporaneously with the Closing, Sellers shall pay and discharge all liabilities and obligations of Sellers secured by a security interest in any of the Assets or owed to any vendors and other persons and entities with which Buyer reasonably expects to maintain business relations at any time after such Closing.
     2.9 Escrow Agreement.
     At Closing Sellers, Buyer and an escrow agent to be mutually selected by Sellers and Buyer (the “Escrow Agent” shall execute an Escrow Agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit 2.9, pursuant to which Buyer shall place into an escrow account (the “Escrow Account”) on the Closing the Escrow Amount, which shall be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each of Sellers, jointly and severally, represents and warrants to Buyer as follows:
     3.1 Organization and Good Standing.
     (a) 1051FM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas. 1051FM has all requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. 1051FM is not qualified to do business as a foreign limited liability company in any jurisdiction as the character of its assets owned or held under lease or the nature of its activities does not make such qualification necessary under applicable Legal Requirements, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. 1051FM has made available to Buyer true, correct and complete copies of 1051FM’s Governing Documents (in each case, as amended to the date hereof). Susquehanna is a partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Susquehanna has all requisite partnership power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. Susquehanna is duly qualified to do business as a foreign partnership and is in good standing in each jurisdiction in which the character of its assets owned or held under lease or the nature of its activities makes such qualification necessary under applicable Legal Requirements, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect, each of such jurisdictions being listed on Schedule 3.1(a)(ii) hereto. Susquehanna has made available to Buyer true, correct and complete copies of Susquehanna’s Governing Documents (in each case, as amended to the date hereof). Radio is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Radio has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. Radio is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its assets owned or held under lease or the nature of its activities makes such qualification necessary under applicable Legal Requirements, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Radio has made available to Buyer true, correct and complete copies of Radio’s Governing Documents (in each case, as amended to the date hereof).
     (b) Schedule 3.1(b)(i) sets forth a true and complete list of each entity or joint venture, together with its jurisdiction of organization and the percentage ownership interests thereof owned, directly or indirectly, by either of the Operating Sellers as of the date of this Agreement.
     (c) Except as listed in Schedule 3.1(b)(i), neither of the Operating Sellers has any subsidiaries or interest, direct or indirect, or any commitment to purchase any interest, direct or indirect, in any corporation or in any partnership, joint venture or other business enterprise or entity. Except as described in Schedule 3.1(c), the operations of the Stations and the Business have not been conducted through any direct or indirect subsidiary, or Affiliate of or Related Person to the Operating Sellers, and none of the Assets or Businesses is owned, held, used or conducted by any Person other than the Operating Sellers.

     3.2 Enforceability; Authority; No Conflict.
     (a) This Agreement constitutes and, when executed and delivered at Closing, each other agreement, document and instrument to be executed, delivered or performed by Sellers in connection with this Agreement (collectively, the “Seller Documents”) will constitute, the legal, valid and binding obligation of each of Sellers, enforceable against each of them in accordance with its terms (assuming this Agreement is a legal, valid and binding obligation of, and enforceable against, Buyer), subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity relating to enforceability. Each of Sellers has the requisite right, power and authority to execute, deliver and perform this Agreement and has or will have prior to Closing the requisite right, power and authority to perform its obligations under this Agreement and to execute, deliver and perform each other Seller Document and to carry out the transactions contemplated hereby and thereby, and such action has or will have prior to Closing been duly authorized by all necessary limited liability company, partnership or corporate action, as applicable. All limited liability, partnership or corporate proceedings, as applicable, and any action required to be taken by Sellers relating to the execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly taken or will have been duly taken prior to Closing.
     (b) Except as set forth in Schedule 3.2(b), none of the execution, delivery or performance of this Agreement and the Seller Documents nor the consummation or performance hereof or thereof will (with or without notice or lapse of time):
     (i) contravene, conflict with or result in a violation or breach of any of the terms or requirements of (A) any provision of any of the Governing Documents of any of the Sellers, or (B) any resolution adopted by the managers or members of 1051FM, the partners of Susquehanna, or the directors or shareholders of Radio;
     (ii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body or other Person the right to challenge the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Sellers may be subject;
     (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Commission Authorization or any material Governmental Authorization that is not a Commission Authorization or any Legal Requirement relating to the Business that is held by any of the Sellers;
     (iv) result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or require any consent or authorization under, or cause or permit acceleration of the maturity or performance of or payment under any Material Contract, other than as indicated on Schedule 3.20(b), or adversely affect any Intangible that is material to the Business or the operation of any of the Stations; or

     (v) result in the imposition or creation of any material Encumbrance upon or with respect to any of the Assets.
     (c) The execution, delivery and performance of this Agreement and the Seller Documents by Sellers does not, and the consummation by Sellers of the transactions contemplated by this Agreement will not, require any consent of any Governmental Body or self-regulatory organization, except for:
     (i) the pre-merger notification requirements of the HSR Act and the rules and regulations thereunder;
     (ii) applicable filings with and approvals of the FCC pursuant to the Communications Act and any regulations promulgated thereunder; or
     (iii) as otherwise set forth in Schedule 3.17(a).
     3.3 Capitalization.
     As of the date hereof, the authorized, issued and outstanding equity interests of each of the Operating Sellers is as set forth on Schedule 3.3.
     3.4 Financial Statements.
     (a) Sellers have delivered to Buyer: (i) an unaudited consolidating balance sheet of each Operating Seller as of December 31, 2004 (the “Balance Sheets”), and the related unaudited consolidating statement of operations for the fiscal year then ended; (ii) unaudited consolidating balance sheets of each Operating Seller as of December 31 in each of the fiscal years 2002 and 2003, and the related unaudited consolidating statement of operations for each of the fiscal years then ended; and (iii) an unaudited condensed consolidating balance sheet of each Operating Seller as of June 30, 2005, (the “Interim Balance Sheets”) and the related unaudited condensed consolidating statement of operations for the six months then ended, certified by the Operating Sellers’ controller.
     (b) The Financial Statements delivered pursuant to paragraph (a) above fairly present (and the Financial Statements delivered pursuant to Section 5.13 will fairly present) the financial condition and the results of operations of the Operating Sellers and the Business as at the respective dates of and for the periods referred to in such Financial Statements all in accordance with GAAP (subject to the absence of footnotes and normal year end audit adjustments, none of which individually or in the aggregate are material). The Financial Statements referred to in this Section 3.4 and delivered pursuant to Section 5.13 reflect and will reflect the consistent application of GAAP throughout the periods involved, except as disclosed therein or herein. The Financial Statements have been and will be prepared from and are in accordance with the books and records of Operating Sellers. Such Financial Statements do not contain any material items of special or nonrecurring income or any income not earned in the Ordinary Course of Business, except as expressly specified therein, and include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. To the Knowledge of Sellers, the revenue pacing reports for the Stations heretofore or hereafter delivered to Buyer are and shall be true and accurate in all material respects. All accounts receivable of the Operating Sellers arising prior to the date hereof have arisen, and all accounts receivable of the Operating Sellers arising after the date hereof and prior to Closing will have arisen, only from bona fide transactions with unrelated third parties in the Ordinary Course of Business, and represent and will represent valid obligations arising from sales actually made in the Ordinary Course of Business, except as reserved for in the Financial Statements or as are, with aggregation, immaterial in amount.
     (c) Except as and to the extent reflected in the Financial Statements, neither of the Operating Sellers has any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) relating to or arising out of any act, transaction, circumstance, or state of facts which has heretofore occurred or existed, due or payable, other than current liabilities arising since the date of the Interim Balance Sheets in the Ordinary Course of Business.
     3.5 Books And Records.
     The financial books and records of the Operating Sellers, all of which have been, or will be prior to Closing, made available to Buyer, are complete and correct and represent actual, bona fide transactions. The FCC Logs of the Stations are complete and correct in all material respects.
     3.6 Condition of Tangible Personal Property.
     The Tangible Personal Property, in the aggregate, is in good operating condition, ordinary wear and tear excepted, and is sufficient to continue to operate the Business after Closing in the Ordinary Course of Business as currently operated by Sellers. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.6, all Tangible Personal Property is in the possession of the Operating Sellers. All material items of transmitting and studio equipment included in the Tangible Personal Property (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice customary to the radio industry, and (b) will permit the Business to operate in accordance with the terms of the Commission Authorizations, the Communications Act and the policies, rules and regulations of the FCC and FAA and in all material respects with all other applicable Legal Requirements.
     3.7 Owned Real Property.
     Schedule 3.7 sets forth a correct legal description, street address and tax parcel identification number of all tracts of Land comprising the Owned Real Property and, to the extent applicable, the particular Station(s) whose operations (including specifically transmission facilities) are located on such tract of the Owned Real Property. The Operating Sellers do not have an ownership interest in any real property other than the Owned Real Property nor is any real property owned by any Affiliate of or Related Person to the Operating Sellers used in the Business.
     3.8 Leased Real Property.
     (a) Schedule 3.8 sets forth a correct legal description, except with respect to multi-tenant properties, and street address of all tracts of Real Property comprising the Leased Real Property and an accurate description (with, to the extent applicable, location, name of lessor or lessee, description of space, and the particular Station(s) whose operations (including specifically transmission facilities) are located on such tract of Leased Real Property) for all leases in respect thereof (“Real Property Leases”). Except for the Leased Real Property, Sellers do not have a leasehold interest in, any other real property nor is any other leased real property used in the Business.
     (b) Prior to the date hereof, Sellers have provided to Buyer true and correct copies of all Real Property Leases together with true and correct copies of any written amendments or modifications or other agreements with respect to, or relating to, the Real Property Leases, and written disclosure of any oral agreements with respect to, or relating to, the Real Property Leases.
     (c) The Real Property Leases are all presently in full force and effect and are the entire agreement between the Operating Sellers and the other parties thereunder. Each of the Operating Sellers has fully and completely performed in all material respects all of its duties and obligations under the Real Property Leases arising on or before the date hereof. To the Knowledge of Sellers, there are no material defaults by any of the other parties under any of the Real Property Leases, or any existing conditions that could become defaults with the passage of time.
     3.9 Title to Real and Tangible Personal Property; Encumbrances.
     (a) Each of the Operating Sellers owns good and marketable title to its respective estates in the Real Property, free and clear of any Encumbrances, other than:
     (i) liens for Taxes for the current tax year which are not yet due and payable;
     (ii) any matter of public record, provided that such matter does not have a material adverse effect on such Seller’s operation of the Station or Stations to which such matter pertains;
     (iii) rights-of-way granted pursuant to Governmental Authorizations, provided that such rights-of-way do not have a material adverse effect on such Seller’s operation of the related Station(s); and
     (iv) those described in Schedule 3.9(a) (the “Real Estate Encumbrances”).
     True and complete copies of (A) all deeds, existing title insurance policies, surveys, plans, specifications, environmental, engineering, soil and mechanical reports and audits, real property and other ad valorem tax bills, service and other agreements and Governmental Authorizations with respect to the Real Property and Improvements, to the extent available, of or pertaining to the Real Property either have been or will be made available to Buyer upon request or in any event will be prior to the Closing Date and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been made available to Buyer.
     (b) Each of the Operating Sellers owns good and transferable title to its respective items of the Tangible Personal Property that are not subject to a Personal Property Lease, free and clear of any Encumbrances other than those described in Schedule 3.9(b) (the “Non-Real Estate Encumbrances”).
     (c) Except as set forth on Schedule 3.9(c), the Operating Sellers own or lease all material properties and other assets currently used in the conduct of the Business and the Assets comprise all such properties and assets.
     (d) None of the Sellers has received notice or has Knowledge of any pending, threatened or contemplated material condemnation Proceeding affecting the Real Property or the Real Property Leases or any part thereof, or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation, or any pending, threatened or contemplated material Proceeding against, by or affecting Sellers affecting the Real Property or the Real Property Leases.
     3.10 Condition of Facilities.
     Use of the Land for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Legal Requirements. All Improvements are in material compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled and are in good repair and good condition, ordinary wear and tear excepted. Except as set forth on Schedule 3.10, no part of any such Improvement encroaches on any real property not included in the Land, and there are no buildings, antenna towers, guy anchors, ground radials or other improvements primarily situated on adjoining property that encroach on any part of the Land. The Land for each Station facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property Interests, is supplied with public or quasi-public utilities, if necessary for the operations currently being conducted thereon, and other services necessary for the operation of the Station facilities located thereon.
     3.11 Commission Authorizations.
     (a) Schedule 3.11(a) sets forth a true and complete list of (i) all Commission Authorizations issued to either of the Operating Sellers by the FCC, and (ii) all applications (collectively, the “Pending Applications”) currently pending before the FCC filed by or on behalf of the Operating Sellers.
     (b) Except as set forth on Schedule 3.11(b), (i) the entities identified in Schedule 3.11(a) as being FCC licensees hold the Commission Authorizations for the respective Stations; (ii) the Commission Authorizations are all of the Commission Authorizations, permits or other authorizations from the FCC necessary for the entity identified as licensee therein to operate the class of station, and to serve the community of license, identified in Schedule 3.11(a); (iii) all of the Commission Authorizations are in full force and effect; (iv) each of the Stations is being operated in all material respects in accordance with the applicable Commission Authorizations, the Communications Act and the FCC’s rules, regulations and policies; (v) the Commission Authorizations are not subject to any conditions other than those set forth on the Commission Authorizations themselves or those conditions applicable under the

Communications Act and the FCC’s policies, rules and regulations to radio stations in the same service and of the same class; (vi) to the Knowledge of Sellers, no Station is causing interference in violation of the FCC’s rules, regulations and policies with the transmissions of any other station or communications facility, and none of the Sellers has received any complaints with respect thereto, and, to the Knowledge of Sellers, no station or communications facility is causing interference in violation of the FCC rules, regulations and policies with any transmissions of any Station or the public’s reception of such transmissions; (vii) where required by Legal Requirements, all antenna towers used in connection with any Station have been registered with the FCC and the FAA in accordance with the FCC’s and the FAA’s respective rules, regulations and policies; (viii) to the Knowledge of Sellers, there is no rulemaking, investigation or other Proceeding pending or threatened in any Governmental Body that might result in the revocation, non-renewal or adverse modifications of any Commission Authorization or otherwise adversely affect the operation or business of any Station, other than such rulemakings, investigations or Proceedings that would affect the industry generally; (ix) there is no FCC Order outstanding relating to any one or more of the Stations which has not been satisfied; and (x) none of the Sellers has any Knowledge of facts that would cause the FCC not to renew any of the Commission Authorizations for a full term without adverse modification or to impose any nonstandard conditions on such renewal.
     (c) To the extent there is any conflict between the representations in this Section 3.11 and the representations in any other section herein, the representations in this Section 3.11 shall govern.
     3.12 Insolvency.
     No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting either of the Operating Sellers or the Assets, are pending or, to Knowledge of Sellers, threatened. Neither of the Operating Sellers has made an assignment for the benefit of creditors. Neither of the Operating Sellers will become insolvent as a result of entering into or performing this Agreement.
     3.13 Intellectual Property Assets.
     Set forth on Schedule 3.13 is a true and complete list of all Intangibles material to the Business or any of the Stations and all contracts, agreements, commitments or licenses relating to such Intangibles, owned or licensed by the Operating Sellers (the “Intellectual Property Assets”). Except as set forth on Schedule 3.13, the Operating Sellers own or are licensed to use all Intangibles material to the Business or any of the Stations, and currently used in the conduct of the Business free and clear of any material Encumbrances. No such rights and interests will be adversely affected by the transaction contemplated by this Agreement. None of the Sellers has any Knowledge of any infringement or unlawful, unauthorized or conflicting use of or rights in any of the Intellectual Property Assets (other than in immaterial respects). Except as set forth on Schedule 3.13, none of the Operating Sellers is infringing upon or otherwise acting adversely to any material trademarks, trade names, copyrights, patents, patent applications, know-how, methods or processes owned by any other Person or Persons, and there is no claim or action pending, or to the Knowledge of Sellers, threatened with respect thereto.

     3.14 Taxes.
     Except as set forth on Schedule 3.14:
     (a) All material Tax Returns required to have been filed by the Operating Sellers have been or will be filed on a timely basis (taking into account valid extensions of the time for filing), and all such Tax Returns are true, correct and complete in all material respects.
     (b) The Operating Sellers have paid, or made provision for the payment of, all material Taxes due and payable by any of them, except such Taxes as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheets and the Interim Balance Sheets.
     (c) Neither of the Operating Sellers currently is the beneficiary of any extension of time within which to file any Tax Return.
     (d) No unresolved claim exists with respect to either of the Operating Sellers by any taxing authority in a jurisdiction where either of the Operating Sellers do not file Tax Returns.
     (e) None of the Assets is subject to an Encumbrance for any Tax, except Taxes the payment of which is not delinquent.
     (f) Each of the Operating Sellers has withheld or will withhold and has timely paid or will timely pay or cause to be paid to the appropriate taxing authority all material amounts required to have been withheld under applicable Tax withholding requirements.
     3.15 Employee Benefits.
     (a) Set forth in Schedule 3.15(a) is a complete and correct list of all “employee benefit plans,” as defined by Section 3(3) of ERISA, and all other deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (written or unwritten) (i) that is maintained or contributed to by the Operating Sellers or any other corporation or trade or business controlled by, controlling or under common control with the Operating Sellers, within the meaning of Section 414(b) or (c) of the Code or Section 4001(a)(14) or 4001(b) of ERISA (“ERISA Affiliate”), and (ii) under which any current Employee or former employee of the Operating Sellers, or the dependents of any thereof receive benefits as a result of their employment by the Operating Sellers (collectively, the “Employee Plans”). Schedule 3.15(a) identifies any such Employee Plan that is (w) a “Defined Benefit Plan,” as defined in Section 414(j) of the Code and (x) a plan intended to meet the requirements of Section 401(a) of the Code. The Operating Sellers have provided or made available to Buyer true and complete copies of all Employee Plans and, with respect to each Employee Plan, to the extent applicable, its most recent summary plan description, actuarial report, Form 5500 and determination letter.

     (b) All Employee Plans have been established, maintained and administered in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Neither Operating Seller has been a party to or contributed to a Multiemployer Plan, as defined in Section 3(37) of ERISA, nor engaged in a transaction with respect to any Employee Plan that is subject to ERISA or the Code that could subject the Operating Sellers to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. No Employee Plan is a Multiple Employer Plan within the meaning of Section 413(c) of the Code. No employee welfare benefit plan of the Operating Sellers is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Except as set forth on Schedule 3.15(b), no actions, suits, claims, litigation, audits, administrative proceedings or disputes are pending, or, to the Knowledge of Sellers, threatened, with respect to (i) any Employee Plan that would be material to the Business or (ii) any stock fund or trust in any Benefit Plan, and, to the Knowledge of Sellers, no facts or circumstances exist that could reasonably give rise to any such actions, suits, claims, litigation, audits, administrative proceedings or disputes.
     (c) Neither Operating Seller maintains an Employee Plan providing post-employment or post-retirement health, medical or life insurance benefits that cannot be terminated by the sponsor without action or consent by any other Person.
     (d) The Sellers have provided Buyer with a copy of the Operating Sellers’ policies for providing leaves of absence under the Family and Medical Leave Act (“FMLA”) and maintain records which have been made available to Buyer which identify each employee working in the Business who currently is on FMLA leave and his or her job title and each employee working in the Business who has requested FMLA leave to begin after the date of this Agreement.
     (e) No assets of the Operating Sellers are subject to any lien under Section 412(n) of the Code or Section 4068 of ERISA.
     (f) Except for any severance plan and policy set forth in Schedule 3.15(a), the consummation of the transactions contemplated by this Agreement will not entitle any employee to severance pay, accelerate the time of payment of compensation due to any employee, result in an excess parachute payment within the meaning of Section 280G(b) of the Code or constitute a prohibited transaction under ERISA.
     3.16 Labor and Employment Matters.
     (a) The Employees are not represented by a labor organization or group that was either certified by any labor relations board, including the NLRB, or any other Governmental Body or voluntarily recognized by Sellers as the exclusive bargaining representative of a unit of employees, and, to the Knowledge of Sellers, no Employee is represented by any other labor union or organization. Neither Operating Seller is a party to or has any obligation under any union Contract, or any obligation (other than under any applicable Legal Requirement) to recognize or deal with any labor union or organization, and there are no such Contracts pertaining to or which determine the terms or conditions of employment of any Employee.
     (b) To the Knowledge of Sellers, (i) no representation, election, petition, or application for certification has been filed by the Employees or is pending with the NLRB or any other Governmental Body relating to the Business, and (B) no overt union organizing campaign or other overt attempt to organize or establish a labor union, employee organization or labor organization or group involving Employees is in progress or is threatened.
     (c) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” organized by the Employees is in progress or, to the Knowledge of Sellers, has been threatened.
     (d) Except for any severance plan and policy set forth in Schedule 3.15(a) and for Employees that parties to Material Contracts set forth in Schedule 3.20, all Employees may be terminated at any time with or without cause and without any severance or other liability.
     (e) Except as set forth on Schedule 3.15, 3.16, 3.17(a), 3.18 and/or 3.22, to the Knowledge of Sellers, the Operating Sellers have complied with each, and are not in violation in any material respect of any, Legal Requirement relating to anti-discrimination and equal employment opportunities, and there are, and have been, no material violations of any other Legal Requirements respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Employee or other Person.
     3.17 Compliance With Legal Requirements; Governmental Authorizations.
     (a) Except as set forth in Schedule 3.11(a), Schedule 3.17(a) or Schedule 3.22,
     (i) the Operating Sellers and each Station have been since December 31, 2003, and currently are being, operated in compliance in all material respects with all applicable Legal Requirements and Governmental Authorizations, including the Communications Act and the Copyright Act of 1976;
     (ii) since December 31, 2003, none of the Sellers has received any notice alleging any material violation by the Operating Sellers of any applicable Legal Requirements; and
     (iii) each of the Operating Sellers has all Commission Authorizations and all material Governmental Authorizations other than Commission Authorizations, including any required by the FAA, necessary for the conduct of its business as currently conducted and such Governmental Authorizations are in full force and effect.
     (b) Set forth in Schedule 3.17(b) is a complete and accurate list of each material Governmental Authorization (other than the Commission Authorizations) that is held by the Operating Sellers and that relates to the Business. Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid and in full force and effect.
     3.18 Legal Proceedings; Orders.
     Except as set forth on Schedule 3.11(a), Schedule 3.17(a), Schedule 3.18, or Schedule 3.22, there is no Proceeding or Order now pending, or, to the Knowledge of Sellers, threatened against either of the Operating Sellers. There is no Proceeding or Order now pending, or, to the Knowledge of Sellers, threatened against any of the Sellers, that challenges or would challenge the transactions contemplated by this Agreement and would reasonably be expected to prevent or materially interfere with or delay the performance or consummation of the transactions contemplated by this Agreement. To the Knowledge of Sellers, there are no facts or circumstances primarily relating to the Sellers or the Stations which could reasonably be expected to cause the FCC to deny the Assignment Applications, designate the Assignment Applications for an oral evidentiary hearing, or to materially delay the issuance of the FCC Consent.
     3.19 Absence of Certain Changes and Events.
     Except as set forth in Schedule 3.19, since December 31, 2004, there has not been any Material Adverse Effect, and the Operating Sellers have conducted the Business in the Ordinary Course of Business and have not, solely with respect to the Business:
     (a) Mortgaged, pledged or subjected to an Encumbrance any of the Assets of the Operating Sellers that is material to the Business (other than Permitted Encumbrances);
     (b) Sold, conveyed, transferred, leased, subleased, mortgaged, pledged, had any material liens imposed (other than Permitted Encumbrances), licensed or otherwise disposed of, to any third party or Affiliates, any material properties or assets used in the conduct of the Business other than in the Ordinary Course of Business or dissolved any Subsidiaries;
     (c) Acquired any assets or any business in one or a series of related transactions, other than (i) pursuant to agreements in effect as of the date hereof that were disclosed to Buyer prior to the date hereof, (ii) capital expenditures or capital additions consistent with plans provided to Buyer and (iii) assets acquired by Operating Sellers in the Ordinary Course of Business;
     (d) Failed to make capital expenditures or additions consistent (in amount) with the 2005 capital expenditure plan attached as Schedule 3.19(d) (except as expressly noted therein);
     (e) Made any material changes to the formats of the Stations;
     (f) Assigned, transferred or conveyed to any Affiliates of or Related Person to the Operating Sellers any material properties or assets not related to or used in the conduct of the Business;
     (g) (i) Entered into any transaction, Contract or commitment except in the Ordinary Course of Business; (ii) modified or renewed a Material Contract, other than modifications and renewals of cash time sales agreements and production agreements in the Ordinary Course of Business; or (iii) rejected, repudiated or terminated any Material Contract;
     (h) (i) Increased the compensation of any Employee, except for increases in salary or wage rates (A) in the Ordinary Course of Business, (B) as required by the terms of existing agreements or plans or (C) in connection with the renewal of contracts with on-air personnel in a manner which would not cause any 2005 budget line item for or related to personnel expenses to be exceeded; (ii) established, amended, paid, agreed to grant or increased any special bonus, sale bonus, stay bonus, retention bonus, deal bonus or change in control bonus or any similar benefit under any plan, agreement, award or arrangement, other than such as will be fully paid and satisfied at or prior to the Closing Date or other than as required pursuant to any existing plan, agreement, award or arrangement listed on Schedule 3.15(a); (iii) hired any employee for the Business with annual compensation in excess of the amount of compensation for a Person in a similar position consistent with past practice; (iv) entered into any new employment or severance agreement or amended (except as required to satisfy applicable Legal Requirements) any such existing agreement with any Employee; (v) established, adopted, entered into, amended (except as required to satisfy applicable Legal Requirements) or terminated any Employee Plan; or (vi) engaged in any hiring practices that are not in the Ordinary Course of Business;
     (i) Surrendered, revoked or otherwise terminated any Governmental Authorization;
     (j) Incurred any Debt or made any material loans, advances or capital contributions to, or investments in, any other Person (other than, to the extent not in violation of applicable Legal Requirements, customary loans or advances to Employees in amounts not material to the maker of such loan or advance in the Ordinary Course of Business) or incurred any other obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except in the Ordinary Course of Business, none of which, singly or in the aggregate, materially adversely affects the condition (financial or otherwise), assets, liabilities, operations or prospects of the Operating Sellers;
     (k) Disposed of, licensed, abandoned, invalidated, waived, released or assigned any rights of material value in connection with the Business;
     (l) Made any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of either of the Operating Sellers unless required by applicable Legal Requirements or in order to comply with any GAAP requirements, FASB interpretations or a request by the Operating Sellers’ independent auditors;
     (m) Entered into any program production or distribution arrangements, including without limitation joint venture arrangements obligating the Operating Sellers to pay any consideration, except for those entered into in the Ordinary Course of Business and with a term not in excess of three years;
     (n) Undertaken the collection of outstanding accounts receivable or failed to pay or discharge outstanding accounts payable other than in Ordinary Course of Business;
     (o) Had any material adverse change in its relations with any Governmental Body; or
     (p) Agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.
     3.20 Material Contracts.
     (a) Schedule 3.20(a) sets forth a list of each Contract that exists as of the date hereof and falls within any of the following categories: (i) Contracts that require performance of services or delivery of consideration by the Operating Sellers or to the Operating Sellers in

connection with the Business of an amount or value in excess of $50,000 during the current calendar year or any next succeeding three calendar years (ii) Contracts for the sale of airtime on the Stations other than those entered into in the Ordinary Course of Business, at customary rates for the period at issue, (iii) Contracts establishing joint ventures or partnerships constituting a portion of the Business, (iv) employment agreements, not including oral agreements or agreements terminable at will without penalty, of the Operating Sellers related to the Business, (v) Contracts between either of the Operating Sellers, on the one hand, and any Affiliate of any Seller, on the other, providing for annual payments in excess of $50,000 and relating primarily to the conduct of the Business that will not be terminated on or prior to the Closing Date, (vi) Contracts in respect of the Leased Real Property, and (vii) Contracts in respect of any Intangibles that are material to the operation of any of the Stations (collectively the “Material Contracts”). Sellers have provided Buyer with access and opportunity to review true and complete copies of all contracts set forth on Schedule 3.20(a).
     (b) Each of the Material Contracts is in full force and effect in all material respects, except as the enforceability of such contracts may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies. Except as set forth on Schedule 3.20(b), the Operating Sellers and, to the Knowledge of Sellers, any other party thereto, is not in material default under any Material Contract and no circumstance exists that (with or without notice or the lapse of time) would give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract. To the Knowledge of Sellers, no party to a Material Contract has given notice of termination under any Material Contract, nor do the Sellers have Knowledge that any Person intends not to renew or extend any Material Contract or to abrogate or fail to comply with any material terms of a Material Contract.
     3.21 Insurance.
     Set forth on Schedule 3.21 is a list of all material insurance policies for which either of the Operating Sellers is an insured party in connection with the Business (including policies providing property, fire, theft, casualty, liability and workers’ compensation coverage, but excluding policies relating to Employee Plans) (the “Material Insurance Policies”), which are in full force and effect in all material respects. With such exceptions as would not be material all premiums due in respect of the Insurance Policies have been paid by the Operating Sellers or an Affiliate and the Operating Sellers or the applicable Affiliates are otherwise in compliance with the terms of such policies. The assets of the Operating Sellers are insured at replacement cost against loss or damage by fire or other risks as set forth in the policies, subject to the applicable limits of such policies, and the Operating Sellers, as applicable, maintains liability insurance. To the Knowledge of Sellers, there has not been any threatened termination of, pending premium increase (other than with respect to customary annual premium increases) with respect to, or alteration of coverage under, any Material Insurance Policy. Except as set forth on Schedule 3.21, there are no pending claims against such insurance policies as to which the applicable insurer has denied liability and there exist no material claims that have not been timely submitted by the Operating Sellers, as applicable, to the applicable insurer.

     3.22 Environmental Matters.
     Except as set forth on Schedule 3.22:
     (a) Neither of the Operating Sellers has handled, used, managed, transported, treated, stored, disposed of, or arranged for the transportation, treatment, storage or disposal of any Hazardous Materials, at or from any of the Real Property, or at any other property or location except for maintenance, cleaning and emergency generator fuel supplies customary for the operation of radio stations and maintained in compliance with all Environmental Laws in the Ordinary Course of Business;
     (b) To the extent related to the Real Property or the Business, all material environmental permits, licenses or approvals required by Environmental Laws necessary for the conduct of the Business in a manner substantially similar to the operation of the Business have been obtained, have not been rescinded or terminated and are transferable, and the Operating Sellers are, in their operation of the Business and their ownership or use of the Real Property, in compliance with such permits;
     (c) None of the Sellers has received any notice within the last five (5) years from any Governmental Body or any other Person alleging a violation of, or liability under, any Environmental Laws with respect to the operation of the Business or ownership or use of the Real Property;
     (d) Neither of the Operating Sellers has caused, nor to the Knowledge of Sellers, has there been any material Release of any Hazardous Materials at any other property or other location where Sellers has directly or indirectly arranged for the transportation, treatment, storage or disposal of any Hazardous Material for which Sellers may have liability, and neither of the Operating Sellers has caused, nor to the Knowledge of Sellers, has there been any Release of any Hazardous Materials at, on or under any of the Real Property in amounts or under circumstances that would require remediation by the Operating Sellers pursuant to Environmental Laws or in amounts that would form the basis of a material claim by any third party for personal injury or property damage under Environmental Laws or other Legal Requirement based on the exposure to such Hazardous Materials;
     (e) There are no pending or, to the Knowledge of Sellers, material threatened claims, actions, suits, inquiries, Proceedings or investigations by any Governmental Bodies concerning compliance by the Operating Sellers with any Environmental Laws;
     (f) To the Knowledge of Sellers, there are no underground tanks regulated by any applicable Environmental Laws at, on or under any Real Property; and
     (g) To the Knowledge of Sellers, neither the Real Property nor any other location identified on Schedule 3.22 as having received Hazardous Materials, directly or indirectly from Sellers has been proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

     3.23 Relationships With Related Persons.
     Except as disclosed in Schedule 3.19 or Schedule 3.20(a), neither of the Operating Sellers have been involved in any business arrangement or relationship with any Related Persons since December 31, 2004, and no such Related Person owns any property or right, tangible or intangible, that is material to the operations of the Business. Except as described in Schedule 3.23, to the Knowledge of Sellers, no equity holder, member, officer, director, manager or partner of the Operating Sellers, as applicable, possesses, directly or indirectly, any beneficial interest in or is a director, officer or employee of, any corporation, firm, partnership, association or business organization that is a client, supplier, customer, lessor, lessee, creditor, borrower, debtor or contracting party with the Operating Sellers (except as a stockholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).
     3.24 Brokers or Finders.
     Except for UBS Securities LLC, whose fees shall be paid by Sellers at or prior to Closing, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers that might be entitled to any fee or commission in connection with the Transaction.
SECTION 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     4.1 Organization, Standing and Authority.
     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, document and instrument to be executed or delivered by Buyer in connection with this Agreement (the “Buyer Documents”) and to carry out the transactions contemplated hereby and thereby. Prior to the Closing Date, Buyer will be qualified to do business in the State of Missouri.
     4.2 Authorization and Binding Obligation.
     The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and when executed and delivered at Closing, each other Buyer Document will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement or any Buyer Document may be affected by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

     4.3 Absence of Conflicting Agreements and Required Consents.
     Except for the filing of the Assignment Application and the granting of the FCC Consents provided for in Section 6.1 and the filings required by HSR Act provided for in Section 6.2, the execution, delivery and performance of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws of Buyer, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause or permit acceleration under, any agreement or instrument of any debt or obligation to which Buyer is a party, (iii) require the consent of any party to any material agreement or commitment to which Buyer is a party or by which Buyer is subject or bound, (iv) violate any law, rule or regulation or any order, judgment, decree or award of any court, governmental authority or arbitrator to or by which Buyer is subject or bound; no consent, approval or authorization of, or declaration, filing or registration with, or notice to, any governmental or regulatory authority or any other third party is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the Buyer Documents or the consummation of the transactions contemplated hereby and thereby.
     4.4 Brokers.
     Except as set forth on Schedule 4.4 hereto, neither Buyer nor any of its agents or representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated by this Agreement.
     4.5 Qualifications of Buyer.
     Except as set forth in Schedule 4.5, to the Knowledge of Buyer, Buyer is qualified under the Communications Act and the published rules, regulations and policies of the FCC to acquire the Commission Authorizations. Except as disclosed in Schedule 4.5, there are no facts or Proceedings which would reasonably be expected to disqualify Buyer, or require a waiver under the Communications Act or the published FCC rules and policies (including under any applicable multiple ownership rules) or the HSR Act or otherwise from acquiring or operating the Stations or would cause the FCC to deny or materially delay issuance of the FCC Consent or the Department of Justice and the Federal Trade Commission not to allow the waiting period under the HSR Act to terminate as provided for in Section 6.2. Except as disclosed in Schedule 4.5, no waiver of any FCC rule or policy is necessary to be obtained on behalf of Buyer for the grant of the Assignment Applications for the FCC Consents, and Buyer has no reason to request that the FCC process the Assignment Applications pursuant to any special procedure to find Buyer qualified under the Communications Act and the FCC’s published rules and policies to acquire the Commission Authorizations.
     4.6 Certain Proceedings.
     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transaction contemplated by this Agreement. To Buyer’s Knowledge, no such Proceeding has been threatened.
SECTION 5
OPERATION OF THE STATIONS PRIOR TO CLOSING
     Sellers covenant and agree that between the date hereof and the Closing Date, Sellers will operate the Stations in the Ordinary Course of Business in accordance with such Sellers’ past practices (except where such conduct would conflict with the following covenants or with other obligations of Sellers under this Agreement, and, except as contemplated by this Agreement or with the prior written consent of Buyer (such consent not to be unreasonably withheld)), Sellers will act in accordance with the following insofar as such actions relate to the Stations:
     5.1 Contracts.
     Sellers will not (i) enter into any Contract except in the Ordinary Course of Business; (ii) modify, renew, suspend, abrogate or amend in any material respect any material Governmental Authorization or Material Contract, other than (A) renewals of contracts with on-air or programming personnel consistent with the provisions of Section 5.2) made in the Ordinary Course of Business and (B) modifications, renewals and amendments of contracts, including cash time sales agreements and production agreements in the Ordinary Course of Business, (iii) reject, repudiate or terminate any Material Contract, or (iv) renew or enter into any new Material Contracts of the type identified on Schedule 3.20(a)(i) or otherwise identified on Schedule 5.1. Prior to the Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date and shall make available to Buyer copies of such Contracts.
     5.2 Compensation and Benefits.
     Sellers shall not (i) increase the compensation, salary or wage rate of any Employee, except for increases (A) in the Ordinary Course of Business, (B) as required by the terms of agreements or plans currently in effect and listed on Schedule 3.15(a) or (C) in connection with the renewal of contracts with on-air or programming personnel for the calendar year 2005, not provide for any increases that in the aggregate would, together with other previous increases, cause any 2005 budget line item for or in respect of personnel expenses to be exceeded, or in connection with the renewal of contracts with on-air or programming personnel for the calendar year 2006 and thereafter, not provide for any increases that in the aggregate would, together with other previous increases, cause any 2005 budget line item for or in respect of personnel expenses to be exceeded by more than four percent (4%) per annum; (ii) establish, amend, pay, agree to grant or increase any special bonus, sale bonus, stay bonus, retention bonus, deal bonus or change in control bonus or any similar benefit under any plan, agreement, award or arrangement, other than such as will be fully paid and satisfied at or prior to the Closing Date or other than as required pursuant to any existing plan, agreement, award or arrangement listed on Schedule 3.15(a); (iii) hire any employee for the Business with annual compensation in excess of the amount of compensation for a Person in a similar position consistent with past practice; (iv) enter into any new employment or severance agreement or amend (except as required to satisfy applicable Legal Requirements) any such existing agreement with any Employee;

(v) establish, adopt, enter into, amend (except as required to satisfy applicable Legal Requirements) or terminated any Employee Plan; or (vi) engage in any hiring practices that are not in the Ordinary Course of Business
     5.3 Encumbrances.
     Sellers will not create, assume, or permit to exist any Encumbrance affecting any of the Assets, except for Permitted Encumbrances.
     5.4 Dispositions.
     Sellers will not sell, assign, lease, or otherwise transfer or dispose of any of the Assets except (a) Assets that are no longer used or required in the Business, and (b) Assets that are replaced with Assets of equivalent kind and value that are acquired after the date of this Agreement, nor will Sellers obligate themselves to do any of the foregoing without the consent of Buyer, which consent shall not be unreasonably withheld.
     5.5 Access to Information.
     Upon prior reasonable notice by Buyer, Sellers will give to Buyer and its investors, lenders, counsel, accountants, engineers and other authorized representatives, reasonable access to the Stations and all books, records and documents of Sellers which are material to the business and operation of the Stations and will furnish or cause to be furnished to Buyer and its authorized representatives all information that they reasonably request (including any financial reports and operations reports produced with respect to the Stations). Prior to the Closing Date, Buyer and such third party consultants as may be engaged by Buyer may, with reasonable prior notice, at mutually agreed times and at Buyer’s own expense, physically inspect the properties and Assets of the Operating Sellers, including performing environmental audits; provided, however, that Buyer shall not conduct any environmental sampling or invasive testing without the prior written consent of Sellers and, in the case of any invasive testing, prior written consent of the applicable lessee, which consent shall not be unreasonably withheld.
     5.6 Insurance.
     Sellers or their Affiliates shall maintain in full force and effect policies of insurance of the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Stations.
     5.7 Governmental Authorizations.
     The Sellers shall not cause or permit, by any act or failure to act, any Governmental Authorizations to expire or to be forfeited, revoked, suspended or modified, or take any action that could reasonably be expected to cause the FCC or any other Governmental Body to institute Proceedings for the suspension, revocation or adverse modification of any of the Governmental Authorizations. Sellers shall prosecute with due diligence any applications to any Governmental Body necessary for the continued operation of the Stations as presently conducted. Sellers shall give or cause to be given to Buyer as soon as reasonably possible, but in no event later than five (5) calendar days after receipt or submission to the FCC copies of reports, statements, applications, responses, schedules, pleadings or other communications (including emails) received from or filed with the FCC on or prior to the Closing Date that relate to any Sellers or any Commission Authorization, including a copy of any FCC inquiry to which the filing is responsive (and in the event of an oral FCC inquiry, Sellers will furnish a written summary thereof).
     5.8 Obligations.
     Sellers shall pay all their obligations insofar as they relate to the Stations as they become due.
     5.9 No Inconsistent Action.
     Sellers shall not take any action or fail to take any action that is inconsistent with their obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.
     5.10 Maintenance of Assets.
     Sellers shall maintain the Assets in good condition (reasonable wear and tear excepted), and use, operate and maintain the Assets in a reasonable manner. Sellers shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Sellers shall apply any insurance proceeds received with respect thereto to the prompt repair, replacement or restoration of the Assets to the condition of such Asset or other property before such event or, if required to such other (better) condition as may be required by Legal Requirement.
     5.11 Consents.
     Subject to Section 6.5 hereof, Sellers shall use their commercially reasonable efforts to obtain all Consents described in Section 3.2, without any adverse change in the terms or conditions of any Assumed Contract or Governmental Authorizations. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered or requested for any of the Consents.
     5.12 Books and Records.
     Sellers shall maintain their books and records and the FCC Logs in the Ordinary Course of Business.
     5.13 Cooperation, Notification.
     Each party shall:
     (a) Confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable Legal Requirements, material operational matters and the general status of its ongoing operations,

     (b) Promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects,
     (c) Promptly advise the other party of any material inaccuracy in any of its representations or warranties or nonperformance of any of its covenants in this Agreement or of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations or prospects of such party, or materially impair such party’s ability to effect the Closing or perform its respective obligations under this Agreement, and
     (d) Promptly provide the other party with copies of all filings made by such party with any Governmental Body in connection with this Agreement and the transactions contemplated by this Agreement.
     5.14 Financial Information.
     Between the date hereof and the Closing, Sellers shall use their commercially reasonable efforts to cause the respective officers, and advisors, including legal and accounting, of Sellers to, provide to Buyer at Buyer’s expense (other than with respect to clause (iii) below), all cooperation reasonably requested by Buyer that is reasonably necessary, proper or advisable in connection any financing to be undertaken by the Buyer (the “Financing”), including (i) to the extent reasonably necessary to effectuate the Financing, participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using its commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) furnish Buyer and its financing sources with financial statements and related information in respect of the Business for each of the three fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, and other financial and other pertinent information regarding the Business, as may be reasonably requested by Buyer, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in offering memoranda for private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Financing at the time during the Business’ fiscal year such offerings will be made, (iv) furnish Buyer with weekly pacing reports, rating books and similar reports, (v) use commercially reasonable efforts to obtain accountants’ comfort letters as reasonably requested by Buyer, (vi) use its commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within thirty (30) days of the end of each month prior to the Closing, and (vii) use all reasonable efforts to take all actions necessary and appropriate to (A) permit the prospective lenders involved in the Financing to evaluate the Business’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establishing bank and other accounts and blocked account agreements and lock box arrangements effective with respect to the period commencing at the Closing. Sellers hereby consent to the use of their logos in connection with the Financing. Buyer agrees to indemnify, defend and hold harmless all officers and employees of Sellers who assist Buyer in respect of the Financing as provided in this Section 5.13, from and against all

Losses sustained, incurred or suffered by any such Person and arising from such assistance, except to the extent of the gross negligence or willful misconduct of such Person.
     5.15 Compliance with Laws.
     Sellers shall comply in all material respects with all Legal Requirements.
     5.16 Preservation of Business.
     Sellers shall use commercially reasonable efforts to preserve intact the goodwill of the Operating Sellers relative to the Stations, and shall use commercially reasonable efforts to maintain material relationships of the Operating Sellers with advertisers, customers, suppliers, employees, contracting parties, Governmental Bodies, creditors, Employees (provided, that no increase in any compensation or any incentive compensation or similar compensation shall be required in respect thereof except to the extent such increase in required in the Ordinary Course of Business) and others having business relations with Sellers relative to the Stations. Sellers shall use commercially reasonable efforts to retain and appropriately motivate the key employees of the Business, and keep Buyer promptly informed of, and provide Buyer an opportunity to regularly meet with Sellers regarding, issues concerning the overall workforce of the Business, and the retention and continued motivation of key employees of the Business.
     5.17 Litigation.
     Except with respect to any matter set forth on Schedule 3.15(b) and Schedule 3.18, Sellers shall not settle any material claims, actions, arbitrations, disputes or other proceedings in respect of the Operating Sellers or the Stations (except matters which will not have an adverse effect on Buyer), without the consent of Buyer, which consent shall not be unreasonably withheld.
     5.18 Accounting.
     Sellers shall not make any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of the Operating Sellers unless required by applicable Legal Requirements or in order to comply with any GAAP requirements, a request by Sellers’ independent auditors or FASB interpretations and not make any material change in the Operating Sellers’ internal controls over financial reporting (as defined in Rules 13a-15(f) and 15D-15(f) of the Exchange Act).
     5.19 Capital Expenditures.
     The Operating Sellers shall continue making capital expenditures and additions (i) consistent with the 2005 capital expenditure plan attached hereto as a part of Schedule 3.19 (except as expressly noted thereon), and expend in 2005 the entire amount that is budgeted in the 2005 capital expenditure plan (except as expressly noted thereon), (ii) consistent with the 2006 “high definition” capital expenditure plan attached hereto as Schedule 5.19(a) (both in timing, based upon ratable expenditures throughout 2006, and amount), and thereafter consistent with such “high definition” capital expenditure plan as may be adopted in order to continue to equip all of the Stations with “high definition” capabilities (except Stations operating under local marketing agreements listed on Schedule 5.19(b)), and (iii) as are reasonably required in respect of maintenance, consistent with historical practices.
     5.20 Station Formats.
     Sellers shall not make any material changes to the formats of the Stations.
     5.21 Promotions.
     Sellers shall continue marketing, advertising and promotional activities, sales of advertising time, the purchasing and scheduling of programming and the performance of research, all with respect to the Business in the Ordinary Course of Business.
SECTION 6
SPECIAL COVENANTS AND AGREEMENTS
     6.1 FCC Consent.
     (a) The exchange and transfer of the Assets as contemplated by this Agreement is subject to the prior consent and approval of the FCC.
     (b) Within fifteen (15) calendar days after the date hereof, Sellers and Buyer shall file one or more assignment applications (the “Assignment Applications”) with the FCC to obtain the FCC Consents. Buyer and Sellers shall cooperate with each other in the preparation and filing of the Assignment Applications and all information, data, exhibits, statements, and other materials required thereby. Each party further agrees to (i) expeditiously prepare and file with the FCC any amendments or any other filings in connection therewith which are requested by the FCC or required by its rules and policies, (ii) cooperate in the timely filing of extensions of any FCC consummation deadline (as long as the Agreement has not been terminated in accordance with its terms) if the conditions for Closing have not yet been satisfied, and (iii) take such other actions as may be necessary or appropriate to obtain the issuance of the FCC Consents at the earliest practicable time and having each FCC Consent become a Final Order. For purposes of this Agreement, each party shall be deemed to be using its commercially reasonable efforts with respect to obtaining the FCC Consents and having each FCC Consent become a Final Order, and to be otherwise complying with the foregoing provisions of this Section 6.1(b), so long as it (x) truthfully and promptly provides information necessary or appropriate to complete and file its portion of the Assignment Applications and any amendments thereto in a timely manner, (y) timely provides its comments on any documents and other materials to be filed by the other party and (z) uses its reasonable efforts to oppose any and every petition to deny, informal objection or other challenge to the Assignment Applications and any and every reconsideration petition, application for review, or judicial appeal seeking a reversal of an FCC Consent or, as the case may be, a Final Order, all without prejudice to the parties’ termination rights under this Agreement; provided, that Sellers, on the one hand, and Buyer, on the other, shall not be required to expend any funds or efforts contemplated under this Section 6.1(b) unless the other is concurrently and likewise complying with its respective obligations under this Section 6.
     (c) Except as otherwise provided herein, each party will be solely responsible for the expenses incurred by it in the preparation, filing, and prosecution of the Assignment

Applications and the fulfillment of its obligations under clause (b) hereof. All filing fees imposed by the FCC or any governmental authority in connection with the filing of the Assignment Applications and the prosecution thereof shall be paid one-half (1/2) by Sellers, on the one hand, and one-half (1/2) by Buyer, on the other.
     (d) Sellers shall, at their own expense, give timely notice of the filing of the Assignment Applications by such means and in such manner as may be required by the rules and regulations of the FCC.
     6.2 HSR Act.
     As soon as reasonably possible, but in any event no later than twenty (20) calendar days following the execution of this Agreement, Sellers and Buyer shall complete any filing that may be required pursuant to the HSR Act (each an “HSR Filing”). Sellers and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of the HSR Act. All filing fees in connection with the HSR Filing shall be paid by Sellers.
     6.3 Risk of Loss.
     The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets of Sellers for any cause whatsoever shall be borne by Sellers at all times prior to the Closing. In the event of loss or damage prior to the Closing Date, Sellers shall use commercially reasonable efforts to fix, restore, or replace such loss, damage, impairment, confiscation, or condemnation to its former operational condition or such other (better) condition as may be required by applicable Legal Requirements. If Sellers have adequate replacement cost insurance, Buyer may elect to have Sellers assign such insurance proceeds to Buyer, in which case, Buyer shall proceed with the Closing, and receive at the Closing the insurance proceeds or an assignment of the right to receive such insurance proceeds, as applicable, to which Sellers otherwise would be entitled, whereupon Sellers shall have no further liability to Buyer for such loss or damage.
     6.4 Confidentiality.
     Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer’s obtaining of financing related hereto, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions specifically contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.
     6.5 Cooperation.
     Buyer and Sellers shall reasonably cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and in connection with any litigation after the Closing Date which relate to the Stations for periods prior to the Closing Date. Buyer and Sellers shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Sellers shall use their commercially reasonable efforts to obtain all consents, provided that Sellers shall have no obligation (a) to expend funds to obtain any of the Consents, other than ministerial processing fees, filing fees in accordance with Sections 6.1 and 6.2., and Sellers’ out-of-pocket expenses to its attorney or other agents incurred in connection with obtaining such consents, or (b) to agree to any material adverse change in any Governmental Authorizations or Assumed Contract in order to obtain a Consent required with respect thereto.
     6.6 Control of the Stations.
     Prior to the Closing, Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Stations; those operations, including complete control and supervision of all of each Stations’ finances, programs, Employees and policies, shall be the sole responsibility of Sellers.
     6.7 Allocation of Purchase Price.
     Seller and Buyer agree to allocate the Purchase Price (and, as appropriate under Section 1060 of the Code, the Assumed Liabilities, transaction costs and any other relevant items) among the Assets in accordance with the allocation schedule to be attached hereto as Schedule 6.7, which allocation schedule will be determined prior to the Closing (the “Purchase Price Allocation Schedule”). If the parties are unable to agree on the final Allocation Schedule prior to Closing, a third-party appraiser mutually acceptable to Buyer and Seller, the fees of which shall be borne equally by Buyer and Seller, shall resolve the allocation of the consideration to any items with respect to which there is a dispute between the parties. Such Allocation Schedule shall be adjusted, as necessary, to reflect any adjustment to the Closing Payment pursuant to Section 2.5. Seller and Buyer will each file an IRS Form 8594 for each Operating Seller, as appropriate, consistent with the Allocation Schedule, as adjusted.
     6.8 Access to Books and Records.
     To the extent reasonably requested by Buyer, Sellers shall provide Buyer access and the right to copy from and after the Closing Date any books and records relating to the Assets within their possession but not included in the Assets. To the extent reasonably requested by Sellers, Buyer shall provide Sellers access and the right to copy from and after the Closing Date any books and records relating to the Assets that are included in the Assets. Buyer and Sellers shall each retain any such books and records, for a period of three years (or such longer period as may be required by law or good business practice) following the Closing Date.
     6.9 Employee and Employee Benefits.
     (a) Prior to the Closing Date, Buyer shall make offers of employment commencing on the Closing Date to all Applicable Employees, and such offers shall be contingent only upon (i) the Closing, (ii) such Employee being an Applicable Employee on the Closing Date, and (iii) such Applicable Employee’s satisfaction of customary employment conditions applicable to all Buyer employees (the “Background Check”). Buyer shall cooperate with Sellers from and after the date hereof to communicate with Applicable Employees regarding the offers of employment to be made by Buyer to Applicable Employees hereunder. Not later than thirty (30) days prior to Closing, Buyer shall provide to Sellers a list of the Applicable Employees who do not satisfy the Background Check and as to whom Buyer has not made offers of employment pursuant to this Section 6.9(a) as a result of such Background Check failure. The parties hereto shall cooperate with each other to give effect to this Section 6.9(a), and neither Seller shall take any actions that would interfere with the process of the Applicable Employees so offered employment becoming employed by Buyer. If any Employee, other than a Transferred Employee, becomes entitled to any payments or benefits under any severance policy, plan, agreement, arrangement or program that exists or arises under any applicable Legal Requirements or otherwise as a result of the consummation of this transaction, Sellers shall be liable for such amounts, which liability shall constitute an Excluded Liability.
     (b) Beginning on the Closing Date, Buyer shall provide each Transferred Employee with (or shall cause the Transferred Employees to be provided with) compensation and employee benefits that are substantially comparable with the compensation and employee benefits of Cumulus Media Inc. (other than retiree welfare benefits or equity incentives), taking into account, to the extent relevant, the applicable market and the geographic location.
     (c) With respect to any plan that is a “welfare benefit plan,” as defined in Section 3(1) of ERISA, or any plan that would be a welfare benefit plan if it were subject to ERISA, maintained by Buyer, Buyer shall (i) provide coverage for Transferred Employees under its medical, dental and health plans commencing on the first day of the month following the month in which the Closing Date occurs in accordance with the terms of such plans, (ii) cause the waiver of any pre-existing conditions, actively at work requirements and waiting periods or other eligibility requirements to the extent such conditions, requirements or waiting periods were satisfied by a Transferred Employee under a corresponding Employee Plan, and (iii) cause such plans to take into account any expenses incurred by the Transferred Employees and their dependents or beneficiaries under similar plans of Sellers and their Affiliates during the portion of the calendar year ending with the end of the month in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.
     (d) For purposes of participation, eligibility and vesting under each employee benefit plan of Buyer, as defined in Section 3(3) of ERISA (each, a “Buyer Plan”), in which Transferred Employees are or become eligible to participate, such Transferred Employees shall be given credit for service with Seller or any of its Affiliates prior to the Closing Date in accordance with the provisions of such Buyer Plan; provided, however, that nothing in this Section 6.9(c) shall result in any duplication of benefits or result in Transferred Employees receiving credit in a Buyer Plan for benefit accrual purposes.
     (e) With respect to any accrued but unused vacation time (including flexible time-off and sick time) to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date, Buyer shall honor such accrued vacation and allow such Transferred Employee to use such accrued vacation to the extent such accrued but unused vacation time is accrued as a current liability in the Closing Date Financial Statements and included in the calculation of Final Net Working Capital.

     (f) The parties hereto hereby acknowledge and agree that no provision of this Agreement shall be construed to create any right to continued employment after the Closing Date or to any compensation or benefits whatsoever on the part of any Employee or other future, present or former employee of Seller or any of its Affiliates. Nothing in this Section 6.9 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Affiliates a third-party beneficiary of this Section 6.9 or any rights relating hereto.
     (g) To the extent that any of the Transferred Employees become covered under a group health benefit plan maintained by Buyer, Buyer shall have any liability under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (contained in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA) and under any similar state Legal Requirement arising after the Closing with respect to the Transferred Employees. Sellers shall retain all obligations with respect to continued coverage under COBRA and any similar state Legal Requirements for all Employees who do not become Transferred Employees and for all other Persons who experienced a “qualifying event” (as defined in COBRA) in connection with an Employee who does not become a Transferred Employee. Each of Sellers shall comply with all applicable requirements (including requirements concerning the furnishing of notices) of COBRA, with regard to the termination of employment, of all employees working in the Business who are not Transferred Employees as of the Closing Date.
     6.10 Public Announcements.
     Sellers and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by applicable Legal Requirement or any listing agreement with a national securities exchange to which Buyer is a party if it has used all reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.
     6.11 Bulk Sales Law.
     Buyer hereby waives compliance by Sellers, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer statute that applies to the transactions contemplated by this Agreement.
     6.12 Title Insurance.
     Contemporaneously with the execution of this Agreement, each Seller shall deliver to Buyer its existing title insurance policies with respect to the Owned Real Property and Leased Real Property, if any.
     6.13 Tax Matters.
     (a) Sellers shall pay all sales taxes, transfer taxes and intangible taxes and similar governmental charges, filing fees, and recording and registration fees applicable to the transactions contemplated by this Agreement, including, without limitation, all taxes and similar charges, if any, payable upon the transfer of title to any Asset, excluding any taxes, governmental charges, or fees incurred upon the granting or recording of mortgages or deeds of trust by Buyer to Buyer’s lenders. Buyer and Sellers will cooperate to prepare and file with the proper public officials, as and to the extent necessary, all appropriate sales tax exemption certificates or similar instruments as may be necessary to avoid the imposition of sales, transfer, and similar taxes on the transfer of Purchased Assets pursuant hereto. The provisions of this Section 6.13(a) shall not apply to filing and grant fees associated with the Assignment Application. The payment of such fees shall be governed by Section 6.1 hereof.
     (b) To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that property taxes and any other Tax that is a fixed amount without regard to activities during the taxable period shall be prorated on a daily basis.
     (c) Sellers and Buyer will (i) each provide the other which such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Governmental Authority or judicial or administrative proceedings relating to the liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. In addition, Sellers will retain until the applicable statutes of limitations (including any extensions) have expired copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all tax periods or portions thereof ending on or before or which include the Closing Date and will not destroy or otherwise dispose of any such records without first providing Buyer with a reasonable opportunity to review and copy the same.
     6.14 Employee Withholding and Reporting Matters.
     With respect to those Transferred Employees who are employed by Buyer within the same calendar year as the Closing, Buyer shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 2004-53, 2004-34 I.R.B. 320, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate. Sellers and Buyer agree to comply with the procedures described in Section 5 of Revenue Procedure 2004-53. Notwithstanding any provision of this Agreement to the contrary, all Taxes required to have been withheld by Sellers from their respective Employees with respect to any taxable periods, or portions thereof, ending on or before the Closing Date shall be Excluded Liabilities and shall not be Assumed Liabilities.

     6.15 No Shop.
     Each of Sellers agrees that from and after the date hereof and until the termination of this Agreement, Sellers will not sell, transfer, or otherwise dispose of any direct or indirect interest in the Operating Sellers or any assets of the Operating Sellers to be included in the Assets (or any rights in any such stock or assets). Further, from and after the date hereof and until the termination of this Agreement, each of Sellers shall not, and shall cause each other representative, agent and officer, director or manager not to respond to inquiries or proposals, or encourage, solicit, participate in, initiate or pursue any discussions, or enter into any Contracts, or provide any information to any Person with respect to, the sale or purchase of any direct or indirect interest in the Operating Sellers, or the merger or consolidation of any of the Operating Subsidiaries, or the sale, lease or other disposition of all or any portion of the assets, business, rights or Governmental Authorizations of Sellers or the Stations. Each of Sellers shall promptly notify Buyer if any such inquiries are received.
     6.16 Disclosure Schedules.
     The disclosure of any matter in any Section relating to representations of Sellers or Buyer shall not be deemed to constitute an admission by Sellers or Buyer or to otherwise imply that any such matter is material for the purposes of this Agreement, unless the inclusion of such matter in such Schedule is required to make the representation true.
SECTION 7
CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
     7.1 Conditions to Obligations of Buyer.
     All obligations of Buyer at the Closing hereunder with respect to the Stations are subject at Buyer’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:
     (a) Representations and Warranties. All representations and warranties of Sellers contained in this Agreement, and any exhibits or schedules hereto, or any certificates or documents delivered in connection with this Agreement shall be true and correct in all material respects, as of the date of this Agreement and at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time); provided, however, that each of Sellers’ representations and warranties set forth in Sections 3.2(a) and 3.9(a), (b) and (c), and each of Sellers’ representations that contain an express materiality or Material Adverse Effect qualifications shall be accurate in all respects, as of the date of this Agreement and at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak of a specific date need only be true and complete as of such date or time).
     (b) Covenants and Conditions. Sellers shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     (c) FCC Consent. Each of the FCC Consents shall have been granted without any conditions materially adverse to Buyer and each shall have become a Final Order, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all Governmental Bodies whose approvals are required by Legal Requirements.
     (d) HSR Act. All applicable waiting periods under the HSR Act shall have expired or terminated.
     (e) Governmental Authorizations. Sellers shall be the holder of all Governmental Authorizations (other than Commission Authorizations) and there shall not have been any modification, revocation, or non-renewal of any Governmental Authorizations (other than Commission Authorizations) that has (or could reasonably be expected to have) a Material Adverse Effect upon the Business.
     (f) Actions. No action, suit, or proceeding shall have been instituted against any of Sellers or against Buyer by, in or before any Governmental Body, and be unresolved, and no Order shall have been issued to restrain, prevent, enjoin, or prohibit, or to obtain substantial damages by reason of the transactions contemplated by this Agreement.
     (g) Consents. All Consents set forth on Schedule 7.1(g) shall have been obtained (or available upon consummation of the Closing).
     (h) Merger Transaction. The Merger Agreement shall not have been terminated and all of the conditions precedent described therein shall have been waived or satisfied, other than the condition precedent set forth in Section 6.1(e) of the Merger Agreement with respect to the consummation of the transactions contemplated by this Agreement.
     (i) Material Adverse Changes. Since December 31, 2004, no changes or events shall have occurred that, individually or in the aggregate, have (or would reasonably be expected to have) a material adverse change to the condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Business, taken as a whole, or any material impediment or delay to Sellers’ ability to effect the Closing or perform its obligations under this Agreement, other than any (i) change, event, circumstance, occurrence, impairment or delay (A) relating to any general, national, international or regional economic or financial conditions generally affecting the commercial radio broadcast industry that does not disproportionately (compared to other radio operations) affect the Business; (B) relating to the radio industry generally due to competition from outside the terrestrial commercial radio broadcast industry that does not disproportionately (compared to other radio operations) affect the Business; (C) resulting from or otherwise attributable to the public announcement of the Transaction or the identity of the Buyer or the public announcement of any other transaction by Buyer; (D) due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Buyer; or (E) any change, event, circumstance or occurrence described and referred to in Schedule 7.1(i); or (ii) change in a Legal Requirement or accounting standards or interpretations thereof that is of general application.

     (j) Deliveries. Sellers shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.
     7.2 Conditions to Obligations of Sellers.
     All obligations of Sellers at the Closing hereunder are subject at Sellers’ option to the fulfillment prior to or at the Closing Date of each of the following conditions:
     (a) Representations and Warranties, All representations and warranties of Buyer contained in this Agreement and any exhibits or schedules hereto, or any certificates or documents delivered in connection with this Agreement shall be true and correct in all material respects, taken as a whole, at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time).
     (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
     (c) FCC Consent. Each of the FCC Consents shall have been granted without any conditions materially adverse to Sellers and each shall have become effective, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all Governmental Bodies whose approvals are required by Legal Requirements.
     (d) HSR Act. All applicable waiting periods under the HSR Act shall have expired or terminated.
     (e) Merger Transaction. The Merger Agreement shall not have been terminated and all of the conditions precedent described therein shall have been waived or satisfied, other than the condition precedent set forth in Section 6.1(e) of the Merger Agreement with respect to the consummation of the transactions contemplated by this Agreement.
     (f) Deliveries. Buyer shall have made or stand willing to make all the deliveries described in Section 8.3.
SECTION 8
CLOSING AND CLOSING DELIVERIES
     8.1 Closing.
     (a) Closing Date. The Closing under this Agreement (the “Closing”) will take place at a time and on the date selected by Buyer and reasonably acceptable to Sellers that is no later than the thirtieth (30th) calendar day after the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived. The Closing shall be effective as of 11:59 p.m. on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. The parties shall use their respective commercially reasonable best efforts to satisfy all conditions to Closing described in Article 7 hereof prior to the grant of the FCC Consents.
     (b) Closing Place. The Closing hereunder shall be held at the offices of Sellers’ counsel at Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, New York 10166.
     8.2 Deliveries by Sellers.
     Prior to or on Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:
     (a) Conveyance Documents. Duly executed deeds in form and quality equivalent to the deeds by which Sellers obtained title, bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good and marketable title to the Assets being transferred at the Closing in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims and obligations except for Permitted Encumbrances;
     (b) Officer’s Certificate. A certificate, dated as of the Closing Date, executed by an officer of Sellers, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b) hereof.
     (c) Secretary’s Certificates. A certificate, dated as of the Closing Date, executed by the Secretary of each of the Sellers’ directors, partners or members: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by such Sellers’ directors, partners or members, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, the organizational documents of such Seller;
     (d) Consents. A manually executed copy of any instrument evidencing receipt of any Consent which has been received by Sellers which relate to the Stations or, the Assets of which are being transferred at the Closing;
     (e) Good Standing Certificates. To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of each Seller issued by the appropriate governmental authorities in the states of organization and each jurisdiction in which such Sellers are qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the Closing Date;
     (f) Opinions of Counsel. Opinions of Sellers’ corporate counsel and FCC counsel dated as of the Closing Date, opining as to matters included in Schedule 8.2(f) in form and substance reasonably satisfactory to Buyer;
     (g) Escrow Agreement. An executed copy of the Escrow Agreement;
     (h) Assignment and Assumption Agreement. An executed copy of the Assignment and Assumption Agreement;

     (i) Assignment of Programs. To the extent that any of the Programs used in the operation of the Business are owned or licensed by Affiliates of Sellers, appropriate assignments or sublicenses pursuant to which such Affiliates shall grant Buyer the right to utilize such Programs.
     (j) FIRPTA. An affidavit of each of the Operating Sellers stating, under penalty of perjury, such Seller’s taxpayer identification number and that such Sellers is not a foreign person, in form and substance required by Section 1445(b)(2) of the Code and the Treasury Regulations thereunder; and
     (k) Other Documents. Such other documents reasonably requested by Buyer or its counsel for complete implementation of this Agreement and consummation of the transaction contemplated hereby.
     8.3 Deliveries by Buyer.
     Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:
     (a) Closing Payment. The delivery of the Closing Payment as described in Section 2.4(a);
     (b) Escrow Deposit. The delivery of the Escrow Amount to the Escrow Agent described in Section 2.4(b);
     (c) Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of an officer of the Buyer, certifying to the fulfillment of the conditions set forth in Sections 7.2(a) and 7.2(b) hereof;
     (d) Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by Buyer’s Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s members, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as an attachment thereto, Buyer’s Certificate of Organization and Operating Agreement;
     (e) Assignment and Assumption Agreement. An executed copy of the Assignment and Assumption Agreement;
     (f) Good Standing Certificates. To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of Buyer issued by the appropriate governmental authorities in the State of Delaware and the State of Missouri, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the Closing Date;
     (g) Opinions of Counsel. Opinions of Buyer’s corporate counsel dated as of the Closing Date, opining as to matters included in Schedule 8.3(g) in form and substance reasonably satisfactory to Sellers;

     (h) Escrow Agreement. An executed copy of the Escrow Agreement;
     (i) Other Documents, Such other documents reasonably requested by Sellers or their counsel for complete implementation of this Agreement and consummation of the transactions contemplated hereby.
SECTION 9
TERMINATION
     9.1 Termination by Mutual Consent.
     This Agreement may be terminated at any time prior to Closing by the mutual written consent of the parties.
     9.2 Termination by Either Party.
     This Agreement may be terminated by either Buyer or Sellers upon written notice from Buyer or Sellers, as applicable, if
     (a) The Closing shall not have occurred on or before November 1, 2006, so long as the party proposing to terminate has not breached in any material respect any of its representations, warranties, covenants or other obligations under this Agreement in any manner that has proximately contributed to the failure of the Closing to so occur, provided, however, that no party may provide such notice if a delay in any decision by the FCC with respect to the Assignment Applications has been caused or materially contributed by (i) the failure of such party to timely furnish, file or make available to the FCC information within its control, (ii) by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the FCC, or (iii) by any other action or omission which has caused or materially contributed to any delay in the issuance of the FCC’s decision with respect to the Assignment Applications.
     (b) A United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transaction and such Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such Order.
     (c) The FCC shall have issued an Order denying the Assignment Applications or designating the Assignment Applications for an oral evidentiary hearing, and such Order shall have become a Final Order.
     If the Acquiror (as defined in the Merger Agreement) exercises its option to extend the termination date of the Merger Agreement pursuant to Section 8.2 of the Merger Agreement, the parties agree that the date referenced in Section 9.2(a) hereof shall be extended to the same date as such extended termination date in the Merger Agreement.

     9.3 Termination by Sellers.
     This Agreement may be terminated by Seller at any time before the Closing Date upon written notice to Buyer if (y) fifty (50) days after Sellers provides written notice to Buyer that the circumstances described in Section 7.1(i) hereof have occurred by reason of a change or event occurring after the date of this Agreement (“Noticed MAC”), which notice (“MAC Notice”) identifies and describes such change or event, and the actual or reasonably expected effects (including financial or economic effects) thereof, in reasonable detail, unless Buyer agrees in writing within such fifty (50) day period to waive such condition in respect of the identified circumstances to the extent described in the MAC Notice for the purposes (only) of the condition to Closing provided for in Section 7.1(i), which shall not constitute a waiver by Buyer of any other rights or remedies that Buyer may have hereunder by reason of the occurrence of such circumstances or the related failure of such condition, nor shall it constitute a waiver by Buyer of the conditions to Closing provided for in Section 7.1(i) in respect of the Noticed MAC if the actual or reasonably expected effects (including financial or economic effects) thereof are more adverse than as indicated in MAC Notice in respect thereof or (z) Buyer is then in material breach of any representation, warranty, covenant or obligation of Buyer in this Agreement such that an executive officer of Buyer would be unable to deliver the closing certificate to Sellers regarding, respectively, Buyer’s representations and warranties and Buyer’s performance of its obligations as required pursuant to Section 8.3(c), and (i) such breach, condition or circumstance is not curable or, (ii) if curable, such breach, condition or circumstance is not cured within 30 days after written notice thereof is given by Sellers to Buyer.
     9.4 Termination by Buyer.
     This Agreement may be terminated by Buyer at any time before the Closing Date upon written notice to Sellers, if Sellers are then in material breach of any representation, warranty, covenant or obligation in this Agreement such that Sellers would be unable to deliver the closing certificate to Buyer regarding the representations and warranties of Sellers and the performance of the obligations of Sellers as required pursuant to Section 8.2(b), and (i) such breach is not curable or, (ii) if curable, such breach is not cured within 30 days after written notice thereof is given by Buyer to Sellers.
     9.5 Automatic Termination.
     If the Merger Agreement terminates prior to Closing hereunder, this Agreement shall terminate automatically.
     9.6 Rights on Termination.
     Each party’s respective right of termination under this Section 9 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Section 9, no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement shall be deemed null and void and of no further force and effect; provided, however, that, if this Agreement is terminated because of an intentional or willful breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied and the other party has proximately contributed to the failure of the Closing based on an intentional or willful breach of its obligations under this Agreement, the terminating party shall retain all rights and remedies available to it in respect of such termination.
     9.7 Survival.
     Notwithstanding the termination of this Agreement pursuant to this Section 9, the obligations of Buyer and Sellers set forth in Sections, 6.4, 9, 10, and 11 shall survive such termination and the parties hereto shall have any and all rights and remedies to enforce such obligations provided at law or in equity or otherwise (including without limitations, specific performance).
SECTION 10
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
     10.1 Survival.
     (a) All of the representations and warranties, and all of the covenants and obligations to the extent such covenants and obligations are to be performed prior to or at Closing, of the parties set forth in this Agreement or any other certificate or document signed by an officer of Sellers delivered or required to be delivered pursuant to this Agreement shall survive the Closing until two (2) years after the Closing Date, except for the representations and warranties contained in (i) Section 3.2(a) (Enforceability; Authority) and Sections 3.9 (a) and (b) (Title) which shall survive the Closing indefinitely; and (ii) Section 3.14 (Taxes) which shall survive until thirty (30) days after the expiration of all relevant statutes of limitation (including extensions thereof). All covenants, agreements and undertakings of the parties contained in this Agreement to be performed after Closing shall survive until fully performed or fulfilled; except that the indemnification obligation of the Sellers in Section 10.2(a)(iv) shall expire four (4) years after the Closing Date. The foregoing survival periods shall in all cases be subject to the provisions of Section 10.1(b) below.
     (b) No action for indemnification, reimbursement or any other remedy pursuant to this Section 10 may be brought with respect to breaches of representations, warranties, covenants or agreements beyond the date upon which the representation, warranty, covenant or agreement survives as provided above; provided, however, that, if, prior to such applicable date, an Indemnified Party shall have notified Sellers or Buyer, as the case may be, in writing of a specific matter or claim for indemnification under this Section 10 (whether or not a suit or other action shall have been commenced in connection with such matter or claim) and such notice identifies the nature of such action with reasonable specificity, such Indemnified Party shall be entitled to be indemnified with respect to such matter or claim in accordance with this Section 10 notwithstanding the passage of such applicable date.
     10.2 Indemnification by Sellers.
     (a) General. Effective from and after the Closing Date and subject to the limitations set forth in this Agreement including, but not limited to, Sections 10.1 and 10.2(b), Sellers, in the manner further specified below, shall jointly and severally indemnify and hold harmless Buyer and its respective successors, assigns, stockholders, directors, officers, employees, agents and Related Persons (collectively, the “Buyer Indemnified Parties”) from and against, and shall reimburse the Buyer Indemnified Parties for, any and all Losses, caused by, directly or indirectly resulting from or arising in connection with: (i) any breach of any representation or warranty made by Sellers in this Agreement or any other certificate or document signed by an officer of Sellers delivered or required to be delivered pursuant to this Agreement; (ii) any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of Sellers set forth in this Agreement or any other certificate or document signed by an officer of Sellers delivered or required to be delivered pursuant to this Agreement; (iii) any of the Excluded Liabilities; and (iv) the failure of Sellers to comply with the provisions of any bulk sales law applicable to the transfer of the Assets. Losses of the Buyer Indemnified Parties as to any matter or claim as to which indemnification hereunder may be due shall be reduced by the amount of any such payment in respect thereof received by any such party from the Escrow Account pursuant to the terms of the Escrow Agreement or otherwise to the extent subtracted from the Base Purchase Price when calculating the Closing Payment.
     (b) Limitations on Indemnification.
     (i) Except as provided in clause (iii) below, Sellers shall have no liability for indemnification pursuant to this Section 10 in excess of the Escrow Amount.
     (ii) Except for the matters subject to indemnification which are referenced in clause (iii) below, Sellers shall not be liable for Losses arising in connection with its indemnification obligations pursuant to Section 10.2(a)(i) and 10.2(a)(ii) (excluding indemnification in respect to the covenants in Section 2 hereof, which shall not be subject to the limitations in this Section 10.2(b)(ii)), until the amount of Losses incurred by the Buyer Indemnified Parties exceeds $100,000 in the aggregate. If the aggregate amount of such Losses exceed $100,000, the Sellers shall be liable for all such Losses only to the extent in excess of $100,000.
     (iii) Without regard to any of the limitations provided for in Sections 10.2(b)(i) or 10.2(b)(ii), but subject to the provisions of Section 10.1, Sellers shall be liable for all indemnification obligations under (A) Section 10.2(a)(i) in respect of the representations and warranties in Sections 3.2(a), 3.9(a) and (b) and 3.14, and (B) Sections 10.2(a)(iii) and (iv). Any claim against Sellers made in accordance with the provisions of this Agreement by any Person shall be satisfied solely from the assets owned or held by the Sellers in trust or otherwise and amounts held under the Escrow Agreement, and no trustee, member, stockholder, director, officer or employee of Sellers shall have any personal liability with respect to any such claim.
     10.3 Indemnification by Buyer.
     Buyer hereby agrees that from and after the Closing, they shall, jointly and severally indemnify, defend and hold harmless Sellers, their respective Affiliates and their respective directors, officers, stockholders, partners, members, attorneys, accountants, agents, representatives and employees and their respective heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and collectively with the Buyer

Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (a) any breach of any representation or warranty made by Buyer in this Agreement or any other certificate or document signed by an officer of Buyer delivered or required to be delivered pursuant to this Agreement, (b) any breach of a covenant or obligation of Buyer contained in this Agreement or any other certificate or document delivered or required to be delivered pursuant to this Agreement, (c) the ownership of the Assets or the operation of the Business following the Closing other than matters covered by the indemnification obligations of Sellers pursuant to Section 10.2, (d) the Assumed Liabilities or (e) (i) any Taxes imposed with respect to the Business or any Asset or any income or gain derived with respect thereto for any taxable period beginning after the Closing Date, (ii) with respect to any taxable period that begins before and ends after the Closing Date, any Taxes imposed with respect to the Business or any Asset or any income or gain derived with respect thereto for the portion of such taxable period that begins after the Closing Date and (iii) with respect to any property tax or other Tax with respect to the Business or any Asset that is a fixed amount without regard to activities during the taxable period and which is due after the Closing Date, the portion of such Tax allocable to the portion of the taxable period that begins after the Closing Date (determined in accordance with Section 6.13(b)).
     10.4 Third Party Claim Indemnification Procedure.
     (a) Upon any Indemnified Party’s receipt of notice of assertion of any claim or demand by a third party against an Indemnified Party for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than twenty (20) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then reasonably ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not affect the rights of an Indemnified Party hereunder, except to the extent that such failure materially prejudices the Indemnifying Party’s defense of, or other rights available to the Indemnifying Party with respect to, such Third-Party Claim. The Indemnifying Party shall have twenty (20) days (or such lesser number of days set forth in the Claim Notice as may be required by a Proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third-Party Claim, or (iii) the Indemnifying Party and the Indemnified Party are both named parties to the Proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, further, that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for any Losses resulting from such Third-Party Claim.
     (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim and subject to Section 10.4(a), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. In the event the Indemnified Party elects to participate in any such defense, the Indemnifying Party shall not be liable to the Indemnified Party for any fees of counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim unless (i) the Indemnifying Party shall have agreed to indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any such settlement or compromise, (ii) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party from all liability with respect to such Third-Party Claim, and (iii) such settlement or compromise involves no relief affecting the Indemnified Party including any adverse tax impact.
     (c) If the Indemnifying Party (i) is not entitled to defend a Third-Party Claim, (ii) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within 10 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; provided, however, that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim for which the Indemnifying Party may have liability hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
     (d) With respect to any Third-Party Claim subject to indemnification under Section 10: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such other Person is not represented by its own counsel, (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim and (iii) if Sellers are the Indemnifying Party, Buyer shall, take all actions and do all things necessary or desirable to permit or otherwise enable the Sellers to assume and maintain control of the defense of any Third-Party Claim, including by executing, signing and delivering all instruments, agreements, contracts or other documents necessary or desirable in connection with the foregoing (including, where applicable, powers of attorney or IRS Form 8821 (Tax Information Authorization) or a successor form).

     10.5 Consequential Damages.
     Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Agreement for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.
     10.6 Payments.
     (a) The amount of any indemnification payable under any of the provisions of this Section 10 shall be (i) net of any income Tax benefit (as determined by the Indemnified Party in reasonably good faith and in accordance with established Tax principles) actually realized by the Indemnified Party in any taxable period that includes the indemnification payment, or in any taxable period immediately succeeding the taxable period that includes the indemnification payment, by reason of the accrual or the payment of the liability giving rise to the indemnification (including, for the avoidance of doubt, any Tax benefit arising in a taxable period beginning after the Closing Date attributable to any adjustment to any Tax related to a taxable period (or portion thereof) ending on or before the Closing Date), and (ii) increased by the amount of any Tax detriment to the Indemnified Party arising out of the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)). For purposes of the first sentence of this Section 10.6(a), the amount of any state income Tax benefit or cost shall take into account the federal income Tax effect of such benefit or cost. Also for purposes of this Section 10.6(a), a Tax benefit shall be treated as “actually realized” by any Person at the time at which the amount of Taxes payable by such Person is reduced (by comparing the Taxes payable with and without the Tax benefit) below the amount of Taxes that such Person would be required to pay (or the refund to which such Person is entitled is increased above the refund to which such Person otherwise would have been entitled) but for such incremental Tax benefit. In the event such Tax benefit is subsequently disallowed, the Indemnifying Party shall reimburse the Indemnified Party for the amount of such Tax benefit so disallowed (including interest).
     (b) The Indemnifying Party shall pay all amounts payable pursuant to this Section 10 promptly following receipt from the Indemnified Party of proof reasonably satisfactory to the Indemnifying Party of the Indemnified Party’s right to payment, in an amount equal to the Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party (i) in the case of a payment by Seller in respect of Sellers’ indemnification obligation pursuant to Section 10.2(a), by wire transfer of immediately available funds from the Escrow Account pursuant to the Escrow Agreement to an account designated by Buyer, and otherwise at the election of Buyer either by wire transfer directly from Sellers or from the Escrow Account as aforesaid, and (ii) in the case of a payment by Buyer, by wire transfer of immediately available funds to an account designated by Sellers, in each case in an amount equal to the amount of any loss for which it is liable hereunder no later than three (3) days following any final determination of such loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (A) the parties to the dispute have reached an agreement in writing, (B) a court of competent jurisdiction shall have entered a final and nonappealable order, or (C) an arbitration or like panel shall have rendered a final nonappealable determination with respect to disputes the parties have agreed to submit thereto.
     10.7 Characterization of Indemnification Payments.
     All payments made to a Claimant in respect of any claim pursuant to this Section 10 shall be treated as adjustments to the Purchase Price for all income Tax purposes. The parties agree to treat, and to cause their respective Affiliates to treat, any such payments in the foregoing manner, for all income Tax purposes (unless otherwise required by applicable income Tax Legal Requirement).
     10.8 Remedies.
     From and after the Closing, the rights and remedies of Sellers and Buyer under this Section 10 shall be exclusive and in lieu of any and all other rights and remedies that Seller and Buyer may have under this Agreement or otherwise against each other with respect to the transaction for monetary relief with respect to (a) any breach of any representation or warranty or any failure to perform any covenant or obligation set forth in this Agreement and (b) the Excluded Liabilities, and Buyer and Sellers each expressly waive any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates for monetary relief now or in the future under any Legal Requirement with respect to the transactions contemplated by this Agreement.
SECTION 11
MISCELLANEOUS
     11.1 Fees and Expenses.
     (a) Buyer and Sellers shall each pay one-half of any fees charged by the FCC in connection with obtaining the FCC Consents.
     (b) Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.
     11.2 Notices.
     All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (c) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

To Buyer:	With copies to:
CMP KC Corp.	Jones Day
3535 Piedmont Road, Building 14, 14th Floor	1420 Peachtree Street NE, Suite 800
Atlanta, Georgia 30305	Atlanta, Georgia 30309
Attention: Lewis W. Dickey, Jr.	Attention: John E. Zamer, Esq.
Telephone: (404) 260-6600	Telephone: (404) 581-8266
Telecopy: (404) 243-0742	Telecopy: (404) 581-8330

To Sellers:	With copies to:

Susquehanna Media Co.	Hunton & Williams LLP
140 East Market Street	One Bank of America Plaza, Suite 1400
York, Pennsylvania 17401	421 Fayetteville Street Mall
Attention: Craig W. Bremer, Esq.	Raleigh, North Carolina 27601
Telephone: (717) 852-2305	Attention: Timothy S. Goettel, Esq.
Telecopy: (717) 771-1440	Telephone: (919) 899-3094
Telecopy: (919) 899-3222
or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.
     11.3 Benefit and Binding Effect.
     (a) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; provided, that Buyer shall have the right to assign all or any portion of its rights under this Agreement to (i) any Affiliate or Related Person to Buyer, or (ii) any lender or any agent for such lender(s) for collateral purposes only; provided, that no such assignment shall relieve Buyer of its obligations hereunder. Notwithstanding the foregoing, Sellers shall have the right to assign all or a portion of their rights and delegate any of their obligations under this Agreement to any entity wholly controlled or owned by the Existing Stockholders; provided, that no such delegation shall relieve Sellers of their obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder. Other than as expressly set forth in this Section 11.3(a), no party may assign or transfer all or any portion of its rights under this Agreement without the prior written consent of the parties hereto.
     11.4 Further Assurances.
     The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

     11.5 Governing Law; Jurisdiction; Service of Process.
     (a) THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).
     (b) Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
     11.6 Waiver of Jury Trial.
     EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     11.7 Entire Agreement.
     This Agreement, the Schedules hereto, and all documents, certificates and other documents to be delivered by the parties pursuant hereto, collectively, represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing duly executed by each of the parties hereto.
     11.8 Waiver of Compliance; Consents.
     Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.7.

     11.9 Severability.
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     11.10 Drafting.
     No party shall be deemed to have drafted this Agreement but rather this Agreement is a collaborative effort of the undersigned parties and their attorneys.
     11.11 Headings.
     The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.
     11.12 Counterparts.
     This Agreement may be signed in two or more counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
     11.13 Use of Terms.
     Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. Unless otherwise indicated, reference in this Agreement to a “Section” or “Article” means a Section or Article, as applicable, of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     11.14 Schedules.
     The Schedules referred to in this Agreement are the Schedules that have been delivered on or before the date hereof to Buyer and Sellers, attached to officer’s certificates from the party responsible for delivering such Schedules under this Agreement.
[Signatures Begin on Following Page]

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and Sellers as of the date first written above.

Buyer:		Sellers:

CMP KC Corp.		1051FM, LLC

By: Susquehanna Kansas City Partnership, its Sole Member

By: Susquehanna Radio Corp, its General Partner

By:	/s/ Lewis W. Dickey, Jr.	By:	/s/ John L. Finlayson

Name:	Lewis W. Dickey, Jr.	Name:	John L. Finlayson

Title:	Chairman, President and	Title:	Vice President

Cheif Executive Officer

SUSQUEHANNA KANSAS CITY PARTNERSHIP

By: Susquehanna Radio Corp, its General Partner

		By:	/s/ John L/ Finlayson

		Name:	John L. Finlayson
		Title:	Vice President

SUSQUEHANNA RADIO CORP.

		By:	/s/ John L. Finlayson

		Name:	John L. Finlayson
		Title:	Vice President
Signature Page to Asset Purchase Agreement
S-1

EXHIBIT 2.6
Form of Assignment and Assumption Agreement
See attached
A-1

EXHIBIT 2.9
Form of Escrow Agreement
     See attached
B-1